EXHIBIT 99.1

Consolidated Financial Statements (Unaudited)
(Expressed in U.S. dollars)

INVESQUE INC.

Years ended December 31, 2019 and 2018

INVESQUE INC.
Consolidated Statements of Financial Position (Unaudited)
(Expressed in thousands of U.S. dollars)

	December 31, 2019	December 31, 2018

Assets

Current assets:
Cash	$11,838	$26,978
Tenant and other receivables	7,073	5,371
Property tax receivables	11,020	10,173
Loans receivable (note 3)	4,113	12,241
Assets held for sale (note 6)	12,201	—
Other (note 4)	6,184	5,598
	52,429	60,361

Non-current assets:
Loans receivable (note 3)	44,789	20,181
Derivative instruments (note 10)	64	1,722
Investment in joint ventures (note 7)	99,321	84,658
Investment properties (note 5)	969,634	1,115,530
Property, plant and equipment, net (note 6)	459,942	507
Other non-current assets (note 4)	4,559	1,000
	1,578,309	1,223,598

Total assets	$1,630,738	$1,283,959

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable and accrued liabilities	$18,885	$9,871
Accrued real estate taxes	13,066	11,052
Dividends payable	3,354	3,253
Liability to previous owner of Care	—	9,676
Credit facilities (note 8)	14,569	12,647
Mortgages payable (note 9)	43,024	49,444
Other current liabilities (note 13)	3,015	2,030
	95,913	97,973

Non-current liabilities:
Credit facilities (note 8)	632,390	325,493
Mortgages payable (note 9)	232,443	253,886
Convertible debentures (note 11)	91,049	89,745
Commonwealth preferred unit liability (note 12)	63,654	—
Derivative instruments (note 10)	7,966	651
Deferred tax liability (note 23)	6,944	7,011
Other non-current liabilities (note 13)	16,736	12,785
Non-controlling interest liability	3,499	2,947
	1,054,681	692,518

Total liabilities	1,150,594	790,491

Shareholders' equity:
Common share capital (note 15)	504,561	493,165
Equity settled deferred shares	733	—
Preferred share capital (note 15)	85,389	71,106
Contributed surplus	400	400
Equity component of convertible instruments	3,764	1,671
Cumulative deficit	(114,908)	(69,785)
Accumulated other comprehensive income	205	(3,089)

Total shareholders' equity	480,144	493,468

Commitments and contingencies (note 24)
Subsequent events (note 6)

Total liabilities and shareholders' equity	$1,630,738	$1,283,959

See accompanying notes to consolidated financial statements.

INVESQUE INC.
Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) (Unaudited)
(Expressed in thousands of U.S. dollars, except per share amounts)

	Year ended December 31, 2019	Year ended December 31, 2018

Revenue:
Rental (note 17)	$103,198	$109,388
Resident rental and related revenue (note 17)	38,467	—
Lease revenue from joint ventures (note 7)	3,024	2,991
Other income	3,718	1,548
	148,407	113,927

Expenses (income):

Direct property operating expenses (note 18)	33,533	3,126
Depreciation and amortization expense	14,440	—
Finance costs from operations (note 19)	41,633	38,264
Real estate tax expense	15,844	11,796
General and administrative expenses (note 20)	18,092	13,412
Transaction costs for business combination	5,898	6,444
Diligence costs for transactions not pursued	633	2,041
Allowance for credit losses on loans and interest receivable (note 19)	1,003	11,336
Change in non-controlling interest liability (note 19)	504	17,927
Change in fair value of investment properties - IFRIC 21	29	2,801
Change in fair value of investment properties (note 5)	6,046	14,385
Change in fair value of financial instruments (note 19)	9,379	2,325
Change in fair value of contingent consideration	—	10,676
	147,034	134,533

Income (loss) from joint ventures (note 7)	(6,799)	5,450

Loss before income taxes	(5,426)	(15,156)

Income tax recovery:
Deferred (note 23)	(67)	(2,881)

Net Loss	$(5,359)	$(12,275)

Other comprehensive income (loss):
Items to be reclassified to net income (loss) in subsequent periods
Unrealized gain (loss) on translation of foreign operations	3,294	(4,276)

Total comprehensive loss	$(2,065)	$(16,551)

Loss per share (note 16):
Basic and diluted	$(0.10)	$(0.24)

See accompanying notes to consolidated financial statements.

INVESQUE INC.
Consolidated Statements of Changes in Shareholders' Equity (Unaudited)
(Expressed in thousands of U.S. dollars)
Years ended December 31, 2019 and 2018

	Common share capital	Equity settled deferred shares	Preferred share capital	Contributed surplus	Equity component of convertible instruments	Cumulative deficit	Accumulated other comprehensive income (loss)	Total

Balance, January 1, 2019	$493,165	$—	$71,106	$400	$1,671	$(69,785)	$(3,089)	$493,468
Net loss	—	—	—	—	—	(5,359)	—	(5,359)
Other comprehensive income	—	—	—	—	—	—	3,294	3,294
Common shares issued, net of issuance costs (note 15)	4,878	—	—	—	—	—	—	4,878
Preferred shares issued, net of issuance costs (note 15)	—		14,283	—	—	—	—	14,283
Equity component of Commonwealth preferred units	—	—	—	—	2,093	—	—	2,093
Common shares issued under the Company's dividend reinvestment plan (note 15)	7,023	—	—	—	—	—	—	7,023
Dividends declared on common shares	—	—	—	—	—	(39,764)	—	(39,764)
Common shares purchased under NCIB (note 15)	(530)	—	—	—	—	—	—	(530)
Amortization of equity settled deferred shares (note 21)	—	733	—	—	—	—	—	733
Common shares issued through conversion of convertible debentures (note 15)	25	—	—	—	—	—	—	25

Balance, December 31, 2019	$504,561	$733	$85,389	$400	$3,764	$(114,908)	$205	$480,144

	Common share capital	Preferred share capital	Contributed surplus	Equity component of convertible instruments	Cumulative deficit	Accumulated other comprehensive income (loss)	Total

Balance, January 1, 2018 as previously reported	$310,459	$26,353	$400	$1,130	$(20,145)	$1,187	$319,384
Impact of adopting IFRS 9	—	—	—	—	(364)	—	(364)
Adjusted balance, January 1, 2018	$310,459	$26,353	$400	$1,130	$(20,509)	$1,187	$319,020
Net income	—	—	—	—	(12,275)	—	(12,275)
Other comprehensive loss	—	—	—	—	—	(4,276)	(4,276)
Common shares issued, net of issuance costs (note 15)	182,332	—	—	—	—	—	182,332
Preferred shares issued, net of issuance costs (note 15)	—	44,753	—	—	—	—	44,753
Common shares issued under the Company's dividend reinvestment plan (note 15)	782	—	—	—	—	—	782
Equity component of convertible debentures, net of tax	—	—	—	541	—	—	541
Dividends declared on common shares	—	—	—	—	(37,001)	—	(37,001)
Common Shares purchased under NCIB (note 15)	(408)	—	—	—	—	—	(408)

Balance, December 31, 2018	$493,165	$71,106	$400	$1,671	$(69,785)	$(3,089)	$493,468

See accompanying notes to consolidated financial statements.

INVESQUE INC.
Consolidated Statements of Cash Flows (Unaudited)
(Expressed in thousands of U.S. dollars)
Years ended December 31, 2019 and 2018

	Year ended December 31, 2019	Year ended December 31, 2018

Cash flows from operating activities:
Net loss	$(5,359)	$(12,275)
Items not involving cash:
Fair value adjustment of investment properties	6,046	14,385
Fair value adjustment of financial instruments	9,379	2,325
Fair value adjustment of contingent consideration	—	10,676
Depreciation and amortization expense	14,440	—
Allowance for credit losses on loans and interest receivable	1,003	11,336
Straight-line rent	(8,964)	(10,831)
Amortization of tenant inducements	158	—
Finance costs from operations	41,633	38,264
Change in non-controlling interest liability	504	17,927
Loss (income) from joint ventures	6,799	(5,450)
Change in fair value of investment in MS-SW Development Fund Holdings, LLC	—	(214)
Deferred income tax	(67)	(2,881)
Interest paid	(39,411)	(34,313)
Interest income received	694	1,554
Change in non-cash operating working capital:
Tenant and other receivables	(16,066)	(6,256)
Accounts payable and accrued liabilities	268	(2,491)
Unearned revenue	(227)	(551)
Other assets	702	(2,690)
Other liabilities	3,390	3,030
Accrued real estate taxes	1,248	3,427
Net cash provided by operating activities	$16,170	$24,972

Cash flows from financing activities:
Proceeds from credit facilities (note 14)	$370,350	$437,459
Payments on credit facilities (note 14)	(63,990)	(313,300)
Debt issuance costs paid (note 14)	(3,206)	(7,516)
Proceeds from mortgages payable (note 14)	39,489	25,186
Payments of mortgages payable (note 14)	(45,594)	(68,972)
Proceeds from settlement of interest rate swap	104	—
Dividends paid to common shareholders	(32,509)	(34,952)
Payment for repurchase of common shares	(530)	(408)
Proceeds from issuance of preferred share capital	14,550	44,753
Proceeds from issuance of 2018 Convertible Debentures (note 11)	—	50,000
Cash provided by financing activities	$278,664	$132,250

Cash flows used in investing activities:
Additions to investment properties	$(93,002)	$(186,632)
Dispositions of investment properties	9,887	49,671
Additions to property, plant, and equipment	(235,433)	—
Distributions from joint ventures	5,897	8,164
Contributions to joint ventures	(2,497)	(1,655)
Distributions to non-controlling interest partners	(152)	(128)
Proceeds from return of equity investment in MS-SW Development Fund Holdings, LLC	—	848
Proceeds from income support agreement	283	327
Construction costs	—	(4,600)
Payments to previous owner of Care	(9,676)	—
Issuance of loans receivable	(13,116)	(29,288)
Repayment of loans receivable	4,835	20,091
Proceeds from sale of interest in assets to joint venture partner (note 7)	23,000	—
Cash used in investing activities	$(309,974)	$(143,202)

Increase (decrease) in cash and cash equivalents	(15,140)	14,020

Cash and cash equivalents, beginning of year	26,978	12,958

Cash and cash equivalents, end of year	$11,838	$26,978

See accompanying notes to consolidated financial statements.

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

Invesque Inc. (the "Company") was incorporated on May 31, 2007 under the Business Corporations Act (Ontario). Effective April 4, 2016, the Company changed its name from "Kingsway Arms Retirement Residences Inc." to "Mainstreet Health Investments Inc." and continued under the laws of the Province of British Columbia. Effective January 3, 2018, the Company changed its name from "Mainstreet Health Investments Inc." to "Invesque Inc.". The Company's registered office is 2500 - 700 W Georgia Street, Vancouver, British Columbia V7Y 1B3.
The Company is a North American health care real estate company with a growing portfolio of high quality properties located in the United States and Canada. The Company partners with industry leaders to invest across the health care spectrum. Specifically, the Company will look to acquire and invest in predominately transitional care, long-term care, memory care, assisted living, independent living and medical office properties. The Company's current portfolio also includes investments in owner occupied seniors housing properties, in which the Company owns the real estate and also provides management services through its subsidiary management company.

At December 31, 2019, the Company owns interests in a portfolio of 124 health care and senior living properties comprised of 69 consolidated investment properties, 33 consolidated owner occupied properties and an interest in 22 properties held through joint arrangements.

1.	Basis of preparation:
(a)    Statement of compliance:
These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS"), as issued by the International Accounting Standards Board ("IASB").

These consolidated financial statements were approved by the Board of Directors of the Company and authorized for issuance on March 11, 2020.

(b)    Basis of measurement:

These consolidated financial statements have been prepared on a historical cost basis, except for investment properties, derivative financial instruments, deferred shares and loan commitment liability, which are measured at fair value through profit and loss ("FVTPL").

(c)    Principles of consolidation:
(i)Transactions eliminated on consolidation:
The consolidated financial statements comprise the financial statements of the Company and its subsidiaries as of December 31, 2019, including Invesque International Holdings Inc., Invesque US Holdings Inc., Invesque Holdings, LP, Foxhound Holdings, LLC and project specific limited partnerships. All intercompany transactions and balances are eliminated on consolidation.

(ii)Joint arrangements:

A joint venture is a joint arrangement, whereby the parties that have joint control of the arrangement have rights to the net assets of the arrangement.

A joint operation is a joint arrangement, whereby the parties that have joint control of the arrangement have rights to the assets and obligations for the liabilities, relating to the arrangement.

These consolidated financial statements include the Company's proportionate share of each of the assets, liabilities, revenue and expenses of joint operations on a line-by-line basis. Joint ventures are included in the Company's consolidated financial statements as investments using the equity method, whereby the investment is initially recognized at cost and adjusted thereafter for the post-acquisition change in the net assets. The

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

Company's share of joint venture profit or loss is included in the consolidated statements of income (loss) and comprehensive income (loss).

(d)    Functional and presentation currency:

The consolidated financial statements are presented in U.S. dollars, which is the functional and presentational currency of the Company.

Assets and liabilities of operations having a functional currency other than the U.S. dollar are translated at the rate of exchange at the consolidated statement of financial position dates. Revenue and expenses are translated at average rates for the year, unless exchange rates fluctuated significantly during the year, in which case the exchange rates at the dates of the transaction are used. Gains or losses on translating a foreign operation are included in other comprehensive income ("OCI") as a component of equity.

Foreign currency transactions are translated into the functional currency using exchange rates prevailing at the date of the transactions. Foreign currency denominated monetary assets and liabilities are translated using the prevailing rate of exchange at the consolidated statement of financial position dates. Gains and losses on translation of monetary items are recognized in the consolidated statements of income in general and administrative expenses.

(e)    Use of estimation and uncertainty:

The preparation of the Company's consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected. Assumptions and estimation uncertainties that have a significant risk of resulting in a material adjustment in the year ending December 31, 2019 are as follows:

(i)Investment properties:

The estimates used when determining the fair value of investment properties are capitalization rates, stabilized future cash flows, terminal capitalization rates and discount rates. The capitalization rate applied is reflective of the characteristics, location and market of each investment property. The stabilized future cash flows of each investment property are based upon rental income from current leases and assumptions about market rent from future leases reflecting current conditions, less future cash outflows relating to such current and future leases. Management determines fair value internally utilizing internal financial information, external market data and capitalization rates provided by independent industry experts.

(ii)Accounting for convertible debentures:

Management estimates the allocation of the debt and equity components of convertible debentures. The liability allocation is based upon the fair value of a similar liability that does not have an equity conversion option and the residual is allocated to the equity component.

(iii)Accounting for Commonwealth preferred unit liability

Management estimates the allocation of the debt and equity components of Commonwealth preferred unit liability. The liability allocation is based upon the fair value of a similar liability that does not have an equity conversion option and the residual is allocated to the equity component.

(iv)Loans receivable:

The determination of an allowance for credit losses takes into account different factors and varies by nature of investment. These judgments include changes in circumstances that may cause future assessments of credit risk

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

to be materially different from current assessments, which would require an increase or decrease in the allowance of credit risk.

(v)Impairment of property, plant and equipment:

The Company makes a determination at each reporting date if any events have occurred that would indicate property, plant and equipment may be impaired. If impairment indicators exist, management estimates the assets' recoverable amount in order to determine whether an impairment loss should be recognized.

(vi)Other:

Estimates are also made in the determination of the fair value of financial instruments and include assumptions and estimates regarding future interest rates, the relative creditworthiness of the Company to its counterparties, the credit risk of the Company's counterparties, the estimated future cash flows and discount rates.

(f)    Critical judgments:

Judgments made in applying accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements are as follows:

(i)Accounting for leases as lessor:

The Company uses judgment regarding the present value of lease payments, the fair value of assets and the determination of the lease term in assessing the classification of its leases as operating leases, in particular with long-term leases in single operator properties. The Company has determined that all of its leases are operating leases.

(ii)Accounting for acquisitions:

Management must assess whether an acquisition should be accounted for as an asset purchase or business combination. This assessment impacts the accounting treatment of transaction costs, the allocation of the costs associated with the acquisition and whether or not goodwill should be recognized.

(iii)Componentization of property, plant and equipment:

The Company uses judgment regarding the value allocated to various components of property, plant and equipment upon acquisition.

2.	Significant accounting policies:
(a)Cash and cash equivalents:

Cash and cash equivalents consists of cash on hand and highly liquid marketable investments with an original maturity of 90 days or less at their date of purchase and are stated at cost, which approximates fair value. As at December 31, 2019 and 2018, there were no cash equivalents.

(b)Investment properties:

Investment properties are held to earn rental income or for capital appreciation or both, but not for sale in the ordinary course of business. On acquisition, investment properties are initially recorded at cost, including transaction costs. Subsequent to initial recognition, the Company uses the fair value model to account for investment properties under International Accounting Standard ("IAS") 40, Investment Property. Under the fair value model, investment properties are recorded at fair value, which is determined based on available market evidence, at the statement of financial position date. Related fair value gains and losses are recorded in income and comprehensive income for the period in the period in which they arise.

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

Subsequent capital expenditures are added to the carrying value of the investment properties only when it is probable that future economic benefits will flow to the property and the cost can be measured reliably.

Properties under development include those properties, or components thereof, that will undergo activities that will take a substantial period of time to prepare the properties for their intended use as income properties. Borrowing costs related to development properties are capitalized to the costs of the projects. Properties under development are also adjusted to fair value at each consolidated statement of financial position date with fair value adjustments recognized in income.

Investment property is classified as held for sale when the property is available for immediate sale in its present condition subject only to terms that are usual and customary for the sale of investment properties, its sale is highly probable and expected to be completed with one year. Investment property is derecognized when it has been disposed of or permanently withdrawn from use and no future economic benefit is expected from its disposal.

(c)Property, plant, and equipment:

Property, plant, and equipment includes land; buildings; and furniture, fixtures and equipment ("FFE"), which are measured at cost less accumulated depreciation and accumulated impairment losses.

Significant parts of the buildings are accounted for as separate components of the property, based on management's judgment of what components constitute a significant cost in relation to the total cost of an asset and whether these components have similar or dissimilar patterns of consumption and useful lives for purposes of calculating depreciation and amortization. Significant components include structure, roof, electrical/HVAC systems, windows and doors, and exterior landscaping. The cost of replacing a major component of a building is recognized in the carrying amount of the building if it is probable that the future economic benefits embodied within the component will flow to the Company, and its cost can be measured reliably. The carrying amount of the replaced component is derecognized. The costs of ongoing repairs and maintenance of the properties are recognized in profit or loss as incurred.

Depreciation is recorded in profit or loss on a straight-line basis over the useful lives of the assets. Estimated useful lives were determined based on current facts and past experience, and take into consideration the anticipated physical life of the asset and current and forecasted demand. The rates and methods used are reviewed annually at year end to ensure they continue to be appropriate, and are also reviewed in conjunction with impairment testing. The following are the estimated maximum useful lives of existing property, plant, and equipment:

Components:
Building - Structure	39 years
Building - Roof	25 years
Building - Electrical/HVAC systems	25 years
Building - Windows and doors	15 years
Building - Exterior landscaping	15 years
Furniture, fixtures, and equipment	5 years

Gains/losses on disposition of property, plant, and equipment are recognized in profit or loss in accordance with the requirements for determining when a performance obligation is satisfied under IFRS 15, Revenue from Contracts with Customers ("IFRS 15").

The value associated with in-place resident contracts, which represents the avoided cost of originating the acquired resident contracts plus the value of the avoided loss of net resident revenue over the estimated lease-up period of the property, is amortized over the expected term of the resident occupancy. Resident contracts are recorded as a component of buildings.

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

(d)Impairment of property, plant, and equipment:

The carrying amount of the Company's property, plant, and equipment is assessed at each reporting date to determine if any events have occurred that would indicate the assets may be impaired. If any such indication exists, then the asset's recoverable amount is estimated and an impairment loss is recognized immediately in profit or loss for the amount by which the asset's carrying amount exceeds its recoverable amount. The recoverable amount of an asset is the higher of (a) fair value less costs to sell, and (b) value in use. The determination of recoverable amounts can be significantly impacted by estimates related to current market valuations, current and future economic conditions in the geographical markets of the assets, and management's strategic plans within each of its markets.

(e)Assets held for sale:

Assets, or disposal groups comprising assets and liabilities, are categorized as held-for-sale where the asset or disposal group is available for sale in its present condition, and the sale is highly probable.  For this purpose, a sale is highly probable if management is committed to a plan to achieve the sale; there is an active program to dispose of the assets of the disposal group; the asset or disposal group is being actively marketed at a reasonable price; the sale is anticipated to be completed within one year from the date of classification; and it is unlikely there will be changes to the plan.  Immediately before classification as held-for-sale, the assets, or components of the disposal group are remeasured in accordance with the Company’s accounting policies, and are subsequently measured at the lower of their carrying amount and fair value less costs of disposal.  Impairment losses on initial classification as held-for-sale and subsequent gains or losses on remeasurement are recognized in profit or loss.  Gains are not recognized in excess of any cumulative impairment loss until the completion of sale.

(f)Fair value measurement:
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

(i)	in the principal market for the asset or liability; or

(ii)	in the absence of a principal market, in the most advantageous market for the asset or liability.
The principal or the most advantageous market must be accessible by the Company.
The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability assuming that market participants act in their economic best interests.
The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.
All assets and liabilities for which fair value is measured or disclosed in the consolidated financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:
Level 1 - quoted (unadjusted) market prices in active markets for identical assets or liabilities.
Level 2 - valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable.
Level 3 - valuation techniques for which the lowest level input that is significant to the fair value measurement is not observable.
For assets and liabilities that are recognized in the consolidated financial statements at fair value on a recurring basis, the Company determines whether transfers have occurred between levels in the hierarchy by reassessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

For the purpose of fair value disclosures, the Company has determined classes of assets and liabilities on the basis of the nature, characteristics and risks of the asset or liability and the level of the fair value hierarchy as explained above.

(g)Financial instruments:

Financial instruments are generally measured at fair value on initial recognition. The classification and measurement of financial assets consists of the following categories: (i) measured at amortized cost, (ii) FVTPL, or (iii) fair value through other comprehensive income (''FVTOCI''). Financial assets classified at amortized cost are measured using the effective interest method. Financial assets classified as FVTPL are measured at fair value with gains and losses recognized in the consolidated statement of income and comprehensive income. Financial assets classified as FVTOCI are measured at fair value with gains or losses recognized through other comprehensive income, except for gains and losses pertaining to impairment or foreign exchange recognized through profit or loss.

The classification and measurement of financial liabilities consists of the following categories: (i) measured at amortized cost and (ii) FVTPL. Financial liabilities classified at amortized cost are measured using the effective interest method. Financial liabilities classified as FVTPL are measured at fair value with changes in fair value attributable to changes in the credit risk of the liability presented in other comprehensive income, and the remaining amount of change in fair value presented in the consolidated statement of income and comprehensive income

The following summarizes the Company's classification of financial instruments:

Financial assets and liabilities	Measurement

Cash	Amortized cost
Restricted cash	Amortized cost
Tenant and other receivables	Amortized cost
Security deposits and costs related to future acquisitions	Amortized cost
Income support receivable	Amortized cost
Escrow deposits held by lender	Amortized cost
Bond assets	Amortized cost
Loans receivable	Amortized cost/FVTPL
Derivative instruments	FVTPL
Accounts payable and accrued liabilities	Amortized cost
Accrued real estate taxes	Amortized cost
Dividends payable	Amortized cost
Liability to previous owner of Care	Amortized cost
Security deposits received from tenants	Amortized cost
Escrows collected from tenants	Amortized cost
Loan commitment liability	FVTPL
Exchangeable Units liability	Amortized cost
Contingent consideration liabilities	FVTPL
Mortgages payable	Amortized cost
Credit facilities	Amortized cost
Convertible debentures	Amortized cost
Commonwealth preferred unit liability	Amortized cost

The Company derecognizes a financial asset only when the contractual rights to the cash flows from the asset expire or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity.

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

The Company derecognizes a financial liability when, and only when, the Company’s obligations are discharged, canceled or they expire. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable is recognized through profit or loss.

The Company adopted the practical expedient to determine expected credit losses ("ECL") on tenant and other receivables using a provision matrix based on historical credit loss experiences adjusted for current and forecasted future economic conditions to estimate lifetime ECL. Impairment losses are recorded in the consolidated statements of income (loss) and comprehensive income (loss) with the carrying amount of the financial asset or group of financial assets reduced through the use of impairment allowance accounts.

Transaction costs other than those related to financial instruments classified as FVTPL, which are expensed as incurred, are capitalized to the carrying amount of the instrument and amortized using the effective interest method. These costs include discounts or premiums relating to assumed debt, fees and commissions paid to agents, brokers, advisers, lenders and insurers, transfer taxes and duties.

The effective interest method is a method of calculating the amortized cost of a financial asset or liability and of allocating interest income or expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the financial asset or liability, or (where appropriate) a shorter period, to the net carrying amount on initial recognition.

Financial assets and financial liabilities are offset and the net amount presented in the consolidated statements of financial position when, and only when, the Company has a legal right to offset the amounts and intends either to settle them on a net basis or to realize the asset and settle the liability simultaneously.

(i)	Convertible debentures:

The convertible debentures are compound financial instruments as they contain both a liability and an equity component.

At the date of issuance, the liability component of convertible debentures is recognized at its estimated fair value of a similar liability that does not have an equity conversion option and the residual is allocated to the equity component. Any directly attributable transaction costs are allocated to the liability and equity components in proportion to their initial carrying amounts. Subsequent to initial recognition, the liability component of the convertible debenture is measured at amortized cost using the effective interest rate method. The equity component is not remeasured subsequent to initial recognition and will be transferred to share capital when the conversion option is exercised, or, if unexercised, at maturity. Interest, losses and gains relating to the financial liability are recognized in income and comprehensive income.

(ii)	Commonwealth preferred unit liability

The Commonwealth preferred unit liability is a compound financial instrument as it contains both a liability and an equity component.

At the date of issuance, the liability component of Commonwealth preferred unit liability is recognized at its estimated fair value of a similar liability that does not have an equity conversion option and the residual is allocated to the equity component. Any directly attributable transaction costs are allocated to the liability and equity components in proportion to their initial carrying amounts. Subsequent to initial recognition, the liability component of the Commonwealth preferred unit liability is measured at amortized cost using the effective interest rate method. The equity component is not remeasured subsequent to initial recognition and will be transferred to share capital when the conversion option is exercised, or, if unexercised, at maturity. Interest, losses and gains relating to the financial liability are recognized in income and comprehensive income.

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

(iii)	Impairment of financial assets:

The Company recognizes loss allowances for ECL on financial assets measured at amortized cost, unfunded loan commitments and financial guarantee contracts. The Company applies a three-stage approach to measure allowance for credit losses. The Company measures loss allowance at an amount equal to 12 months of expected losses for performing loans if the credit risk at the reporting date has not increased significantly since initial recognition (Stage 1) and at an amount equal to lifetime expected losses on performing loans that have experienced a significant increase in credit risk since origination (Stage 2) and at an amount equal to lifetime expected losses which are credit impaired (Stage 3).

Allowance on Performing Loans

The Company maintains an allowance in order to address impairment in the existing portfolio for loans that have not yet been individually identified as impaired. An allowance is recorded for expected credit losses on financial assets regardless of whether there has been an actual loss event. The Company recognizes a loss allowance at an amount equal to 12 month expected credit losses, if the credit risk at the reporting date has not increased significantly since initial recognition (Stage 1). The Company will record expected credit losses over the remaining life of performing financial assets which are considered to have experienced a significant increase in credit risk (Stage 2).

The determination of a significant increase in credit risk takes into account different factors and varies by nature of investment. The Company assumes that the credit risk on a financial asset has increased significantly if it is more than 30 days past due or certain criteria are met which are specific to the individual borrower based on judgment.

When determining the expected credit loss provision, the Company considers reasonable and supportable information that is relevant and available without undue cost or effort. Management considers past events, current market conditions and reasonable forward-looking supportable information about future economic conditions. In assessing information about possible future economic conditions, management utilized multiple economic scenarios including a base case, which represents the most probable outcome and is consistent with management's view of the financial asset. In considering the lifetime of a loan, the contractual period of the loan, including prepayment, extension and other options is generally used.

The calculation of expected credit losses includes the explicit incorporation of forecasts of future economic conditions. In determining expected credit losses, management has considered key macroeconomic variables that are relevant to each investment type. The estimation of future cash flows also includes assumptions about local real estate market conditions, availability and terms of financing, underlying value of the security and various other factors. These assumptions are limited by the availability of reliable comparable market data, economic uncertainty and the uncertainty of future events. Accordingly, by their nature, estimates of impairment are subjective and may not necessarily be comparable to the actual outcome. Should the underlying assumptions change, the estimated future cash flows could vary. We exercise judgment to incorporate multiple economic forecasts in the determination of the final expected credit loss. The allowance is sensitive to changes in both economic forecast and the probability-weight assigned to each forecast scenario.

Allowance on Impaired Loans

The Company considers a financial asset to be credit impaired when the borrower is more than 90 days past due and when there is objective evidence that there has been a deterioration of credit quality to the extent the Company no longer has reasonable assurance as to the timely collection of the full amount of principal and interest or when the Company has commenced enforcement remedies available to it under its contractual agreements. Allowances for impaired loans (Stage 3) are recorded for individually identified impaired loans to reduce their carrying value to the expected recoverable amount. The Company reviews loans receivable on an ongoing basis to assess whether any loans should be classified as impaired and whether an allowance or write-off should be recorded. To determine the amount the Company expects to recover from an individually significant impaired loan, the Company uses the value of the estimated future cash flows discounted at the

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

loans' original effective interest rate. The determination of estimated future cash flows of a collateralized impaired loan reflects the expected realization of the underlying security, net of expected costs and any amounts legally required to be paid to the borrower.

(iv)	Derivative instruments:

The Company uses derivative financial instruments to manage interest rate risk exposures. Embedded derivatives are separated from the host contract and accounted for separately if the economic characteristics and risks of the host contract and the embedded derivative are not closely related.

Derivative financial instruments, including embedded derivatives that must be separately accounted for, are initially valued at fair value; attributable transaction costs are recognized in profit or loss as incurred. Subsequent to initial recognition, derivatives are measured at fair value, and changes therein are recognized immediately in income and comprehensive income.

(h)Non-controlling interest liability

The Company records third-party interests in the net assets of consolidated entities which do not qualify to be classified as equity as non-controlling interest liabilities. Such interests are initially recognized at fair value and are subsequently measured at amortized cost, with any changes recorded as change in non-controlling interest liability in the consolidated statements of income (loss) and comprehensive income (loss).

(i)Revenue recognition:

The Company accounts for its leases as operating leases given that it has retained substantially all of the risk and benefits of ownership

(i)	Lease revenue from third party operators and commercial tenants:

The Company earns revenue from tenants from various sources consisting of rent earned under lease agreements, property tax and operating cost recoveries and other incidental income. Revenue from lease components is recognized on a straight-line basis over the lease term and includes the recovery of property taxes and insurance. Revenue recognition commences when a tenant has the right to use the premises and is recognized pursuant to the terms of the lease agreement. Payments are due at the beginning of each month and any payments made in advance of scheduled due dates are deferred.

Revenue related to the services component of the Company’s leases is accounted for in accordance with IFRS 15. These services consist primarily of utilities, cleaning and property maintenance costs for which the revenue is recognized over time, typically as the costs are incurred, which is when the services are provided.

(ii)	Resident Leases

The Company charges for the rental of accommodation and care services provided to residents. Base rent amounts are allocated to lease components based on relative stand-alone selling prices. The stand-alone selling prices of the rental component is determined using an adjusted market assessment approach and the stand-alone selling price of the care services components are determined using both adjusted market assessment and expected cost plus a margin approaches.

Revenue from rental components is recognized on a straight-line basis over the lease term. Revenue recognition commences when a resident has the right to use the property and revenue is recognized pursuant to the terms of the lease agreement. Payments are due at the beginning of each month and any payments made in advance of scheduled due dates are deferred.

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

Revenue related to the care service components of the Company’s leases is accounted for in accordance with IFRS 15. These services consist primarily of the provision of meals, nursing services, housekeeping and laundry services, programs, amenities and the recovery of utilities and property maintenance costs and are recognized over time, typically on a monthly basis, which is when the services are provided. Payments are due at the beginning of each month and any payments made in advance of scheduled due dates are recorded as contract liabilities.

(iii)	Lease revenue from joint ventures:

The Company earns revenue under lease arrangements with operating entities which are jointly owned with Autumnwood Lifestyles Inc. ("Autumnwood") (note 7). The leases are accounted for as operating leases and lease revenue is recognized on a straight-line basis over the term of the underlying leases.

(j)Leases

The Company has applied IFRS 16, Leases, using the modified retrospective approach and therefore the comparative information has not been restated and continues to be reported under IAS 17, Leases, and International Financial Reporting Interpretations Committee ("IFRIC") 4, Determining Whether an Arrangement Contains a Lease.

Policy applicable from January 1, 2019:

At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is, or contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, the Company uses the definition of a lease in IFRS 16.

This policy is applied to contracts entered into, on or after January 1, 2019.

(i)	As a lessee:

At commencement or on modification of a contract that contains a lease component, the Company allocates the consideration in the contract to each lease component on the basis of its relative stand-alone prices. However, for the leases of property, the Company has elected not to separate non-lease components and account for the lease and non-lease components as a single lease component.

The Company recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset, less any lease incentives received.

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the end of the lease term and is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate. Generally, the Company uses its incremental borrowing rate as the discount rate.

The lease liability is measured at amortized costs using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Company’s estimate of the amount expected to be payable under a residual value guarantee, if the Company changes its assessment of whether it will exercise a purchase, extension or termination option or if there is a revised in-substance fixed lease payment.

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset, or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

The Company presents the right-of-use assets in property, plant and equipment and lease liabilities are recorded separately on the balance sheet as "lease obligations".

(ii)	Short-term leases and leases of low value assets:

The Company has elected not to recognize right-of-use assets and lease liabilities for leases of low-value assets and short-term leases, including IT equipment. the Company recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

(iii)	As a lessor:

At inception or on modification of a contract that contains a lease component, the Company allocates the consideration in the contract to each lease component on the basis of their relative stand-alone prices. The Company has determined that when it acts as a lessor, its leases do not transfer substantially all of the risks and rewards incidental to ownership of the underlying assets and as a result they are classified as operating leases.

If an arrangement contains lease and non-lease components, the Company applies IFRS 15 to allocate the consideration in the contract.

The Company recognizes lease payments received under operating leases as income on straight-line basis over the lease term.

Policy applicable before January 1, 2019.

(i)	As a lessee:

The Company classified its leases as operating leases which were not recognized in the consolidated balance sheets as substantially all of the risks and rewards of ownership are not transferred to the Company. Payments made under operating leases were recognized in profit or loss on a straight-line basis over the term of the lease. Lease incentives received were recognized as an integral part of the total lease expense, over the term of the lease.

(ii)	As a lessor:

The Company determined that when it acts as a lessor, its leases do not transfer substantially all of the risks and rewards incidental to ownership of the underlying assets and as a result they were classified as operating leases. Lease payments received under operating leases were recognized on a straight-line basis over the lease term as part of resident revenue.

(k)Employee benefits:

(i)	Short-term benefits:

Short-term employee benefit obligations, including vacation and bonus payments, are measured on an undiscounted basis and are expensed as the related service is provided. Liabilities are recognized for the amounts expected to be paid within 12 months as the Company has an obligation to pay this amount as a result of past service provided by the employee, and the obligation can be estimated reliably. Short-term employee benefits are recorded in accounts payable and other liabilities.

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

(ii)	Share-based payment plans:

The Company maintains a Deferred Share Incentive Plan (note 21) for its employees and directors. Cash-settled shares are fair-valued and changes in the amount payable are recognized through profit or loss with a corresponding change in liabilities. The awards are fair-valued on the basis of the share price at each reporting period and at the settlement date and the change in fair value on the amortized share-based compensation expense is recognized as compensation expense.

Equity-settled shares are amortized as share-based compensation expense with a corresponding change in equity. The awards are valued based on the grant date fair value.

(l)Levies:

In accordance with IFRS Interpretations Committee ("IFRIC") 21, Levies ("IFRIC 21"), for its properties located in the United States, the Company recognizes the full amount of annual property tax liabilities at the point in time when the realty tax obligation is imposed. For properties located in Canada, property tax liabilities are recognized on a monthly basis.

(m)Income taxes:

Income tax expense comprises current and deferred tax. Tax is recognized in profit or loss except to the extent it relates to a business combination, or items recognized directly in equity or other comprehensive income.

Current tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustments to tax payable or receivable in respect of previous years. It is measured using rates enacted or substantively enacted at the reporting date. Current tax also includes any tax arising from dividends.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for:

(i)	Temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss;

(ii)
Temporary differences related to investments in subsidiaries and associates to the extent that the Company is able to control the timing of reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future; and

(iii)	Taxable temporary differences arising on the initial recognition of goodwill.

Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable income will be available against which they can be used. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, using tax rates enacted or substantively enacted at the reporting date.

The measurement of deferred tax reflects the tax consequences that would follow from the manner in which the Company expects, at the reporting date, to recover or settle the carrying amounts of its assets and liabilities.

Deferred tax assets and liabilities are offset only if certain criteria are met.

Judgement is required to assess the interpretation of tax legislation when recognizing and measuring current and deferred tax assets and liabilities. The impact of different interpretations and applications could potentially be material. The Company recognizes a tax benefit from an uncertain tax position when it is probable that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits.

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

If it is not probable that the uncertain tax treatment will be accepted, the tax uncertainty is measured based on the most likely amount of expected value, depending on whichever method better predicts the resolution of the uncertainty.

A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Management's estimate of future taxable profits and the recognition of deferred tax assets are reviewed at each reporting date and deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

(n)IFRS amendments adopted in 2019:

(i)	IFRS 16 Leases

The Company adopted IFRS 16, which replaced IAS 17 using the modified retrospective approach, beginning on January 1, 2019, the mandatory effective date. The new standard requires a lessee to recognize in the statement of financial position: a liability for future lease payments (the "lease liabilities") and an asset for the right to use the underlying leased asset during the lease term ("right-of-use assets").

The Company recognized the initial effect of applying IFRS 16 as an adjustment to the balance sheet at January 1, 2019 (the date of initial application). There was no impact on unitholders' equity at the date of initial application. Comparative information has not been restated and continues to be reported in accordance with the standards and accounting policies in effect prior to January 1, 2019.

The adoption of IFRS 16 at January 1, 2019, resulted in the recognition of both a right-of-use asset and lease liability of $1,490 related to one office lease.

For leases previously classified as operating leases, lease liabilities were measured at the present value of the remaining lease payments, discounted using the Company’s incremental borrowing rate at January 1, 2019, which was a weighted average rate of 7.5%.

At the date of initial application, the Company did not reassess whether a contract contained a lease, instead applying IFRS 16 only to contracts that were previously identified as leases. The Company has elected not to recognize right-of-use assets and liabilities for short term leases that have a lease term of twelve months or shorter and low value leases with a value lower than five thousand dollars. Payments associated with these leases are recognized as expense on a straight-line basis over the term of the lease.

The Company relied on its assessment of whether leases were onerous as at January 1, 2019 and did not test right-of-use assets for impairment at the date of initial application and excluded initial direct costs when measuring right-of-use assets at January 1, 2019. The Company did not separate the non-lease components from the lease components for office leases and certain equipment leases.

(ii)	IFRIC Interpretation 23 Uncertainty over Income Tax Treatments

The Company adopted IFRIC 23, beginning on January 1, 2019, the mandatory effective date with no material impact to the financial statements.

IFRIC 23 requires (i) an entity to contemplate whether uncertain tax treatments should be considered separately, or together as a group, based on which approach provides better predictions of the resolution; (ii) an entity to determine if it is probable that the tax authorities will accept the uncertain tax treatment; and (iii) if it is not probable that the uncertain tax treatment will be accepted, measure the tax uncertainty based on the most likely amount or expected value, depending on whichever method better predicts the resolution of the uncertainty.

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

(iii)	Annual Improvements to IFRS Standards (2015-2017) Cycle:

The Company adopted the following amendments to three standards on January 1, 2019, the mandatory effective date with no material impact on the financial statements:

•
IFRS 3, Business Combinations ("IFRS 3"), and IFRS 11, Joint Arrangements ("IFRS 11") - to clarify how a company accounts for increasing its interest in a joint operation that meets the definition of a business;

•
IAS 12, Income Taxes - to clarify that all income tax consequences of dividends are recognized consistently with the transactions that generated the distributable profits - i.e. in profit or loss, other comprehensive or equity; and

•
IAS 23, Borrowing Costs - to clarify that specific borrowings - i.e. funds borrowed specifically to finance the construction of a qualifying asset - should be transferred to the general borrowings pool once the construction of the qualifying asset has been completed. The amendments also clarify that an entity includes funds borrowed specifically to obtain an asset other than a qualifying asset as part of general borrowings.

(o)IFRS standards and amendments issued but not yet effective:
On October 22, 2018, the IASB issued amendments to IFRS 3 that seek to clarify whether a transaction is to be accounted for as an asset acquisition or a business acquisition. The amendments apply to businesses acquired in annual reporting periods beginning on or after January 1, 2020. Earlier application is permitted. The amendments include an election to use a concentration test. This is a simplified assessment that results in an asset acquisition if substantially all of the fair value of the gross assets is concentrated in a single identifiable asset or a group of similar identifiable assets. If a preparer chooses not to apply the concentration test, or the test is failed, then the assessment focuses on the existence of a substantive process.

The Company intends to adopt the amendments in its consolidated financial statements beginning on January 1, 2020, when the standard becomes effective. The Company expects no material impact of this standard on its consolidated financial statements.

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

3.	Loans receivable:

Loans receivable issued as at December 31, 2019 and December 31, 2018 are detailed in the table below:

Debtor	Loan Type	December 31, 2019	December 31, 2018	Issued Date	Maturity Date (1)	Current Interest Rate	PIK Interest Rate

MS-SW Mezzanine Fund, LLC	Mezzanine loan	$1,267	$1,271	September 1, 2016	September 1, 2020	10.5%	4.0%
MS Surprise, LLC	Mezzanine loan	—	2,965	November 1, 2016	October 1, 2021	10.5%	3.0%
MS Parker Holdings II, LLC	Mezzanine loan	—	3,725	November 1, 2016	September 1, 2021	12.0%	4.0%
Mainstreet Investment Company, LLC	Interest-only loan	3,932	3,932	December 22, 2016	December 22, 2018	8.5%	1.5%
Autumnwood Lifestyles Inc.	Revolving credit facility	1,155	1,100	November 1, 2016	October 31, 2018 (3)	8.0%	—%
Autumnwood Lifestyles Inc.	Loan receivable	—	367	June 29, 2017	On Demand	8.0%	—%
Symcare ML, LLC	Loan receivable	7,295	7,206	October 20, 2017	December 31, 2033	2.5%	2.5%
MCA Memory Care America, LLC	Loan receivable	—	300	November 6, 2017	April 1, 2019	10.0%	—%
Mainstreet Development Fund III, LP	Loan receivable	—	652	November 28, 2017	On Demand	6.5%	—%
Mainstreet Development Fund II, LP	Loan receivable	—	397	January 31, 2018	On Demand	15.0%	—%
Mainstreet Development Fund II, LP	Loan receivable	—	507	February 23, 2018	On Demand	15.0%	—%
Premier Senior Living, LLC (6)	Loan receivable	700	700	August 16, 2013 (2)	August 16, 2025	9.2%	—%
Ellipsis Real Estate Partners	Loan receivable	951	1,643	May 4, 2018	May 4, 2028	—%	10.0%
Ellipsis Real Estate Partners	Loan receivable	1,341	2,400	September 14, 2018	September 14, 2028	—%	10.0%
Symcare ML, LLC	Loan receivable	13,530	7,557	December 26, 2018	December 31, 2033	—%	10.0%
PAIF-MS, LLC	Loan receivable	—	1,900	December 31, 2018	January 25, 2019	5.0%	—%
YAL Borrower LLC	Interest-only loan	1,000	2,000	December 31, 2018	December 30, 2020	5.0%	—%
YAL Borrower LLC	Loan receivable	2,000	2,000	December 31, 2018	December 30, 2020	5.0%	—%
Hillcrest Millard, LLC	Loan receivable	480	—	January 1, 2019	January 1, 2028	—%	5.0%
Hillcrest Firethorn, LLC	Loan receivable	449	—	January 1, 2019	November 1, 2027	—%	5.0%
Bridgemoor Transitional Care Operations, LLC (5)	Loan receivable	1,738	—	June 5, 2019	June 5, 2035	—%	—%
MOC Webster, LLC	Loan receivable	189	—	June 5, 2019	June 5, 2035	—%	—%
RHS Propco Mooresville, LLC	Loan receivable	5,000	—	June 28, 2019	July 1, 2024	8.5%	—%
Jaguarundi Ventures, LP (7)	Loan receivable	8,673	—	June 5, 2019	June 5, 2029	—%	—%
Memory Care America LLC	Loan receivable	1,526	—	July 31, 2019	January 1, 2024	8.5%	—%
Ellipsis Real Estate Partners LLC	Loan receivable	1,223	—	October 25, 2019	October 1, 2022	7.5%	7.5%
Allowance for losses on loans receivable		(5,915)	(10,341)

Carrying value of loans recorded at amortized cost		$46,534	$30,281
Javelina Ventures, LLC	Loan receivable - FVTPL	2,368	2,141	December 31, 2018	(4)	—%	5.0%
Carrying value of loans receivable		48,902	32,422
Less current portion		4,113	12,241
Long-term portion		$44,789	$20,181

(1) Mezzanine loans are due at the time of sale of the property if sale occurs earlier than the stated maturity date.
(2) Loan assumed through acquisition on February 1, 2018. Loan was originally issued by Care PSL Holdings LLC on August 16, 2013.
(3) Maturity date is the later of October 31, 2018 and the completion of the expansion projects at the Marina Point and Red Oak Facilities. The projects are not yet complete.
(4) The repayment of this loan is pursuant to Javelina Ventures Operating Agreement in which net available cash from operations will be used to repay the principal and accrued interest on this loan.
(5) This loan was issued to MOC Fort Worth, LLC; MOC Round Rock, LLC; MOC San Antonio II, LLC; MOC Webster, LLC; and Bridgemoor Transitional Care Operations, LLC.
(6) This loan was issued to Park Terrace Operating, LLC; Seneca Lake Terrace Operating, LLC; and Premier Senior Living, LLC.
(7) Jaguarundi Ventures, LP is a joint venture in which the Company owns a 60.51% interest.

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

$25,907 of the loans outstanding as at December 31, 2019 in the table above are made to current tenant operators.

On March 26, 2018, a subsidiary of the Company entered into a loan agreement with the tenant operator of the Symphony Portfolio ("Symcare") for a principal amount of $3,659 with provisions for an additional $2,000 line of credit. The loan earns 5.00% annual interest, of which a portion is payable at a current pay rate on a monthly basis ("Current Interest"), with the remaining portion of interest accruing until the earlier of the loan's maturity or prepayment ("PIK Interest"). The maturity date of the loan is June 30, 2019. On June 29, 2018, the loan was amended to extend the line of credit to $2,122. On July 31, 2018, the loan was amended to increase the total borrowing capacity to $6,401. On August 31, 2018, the loan was amended to increase the total borrowing capacity to $7,522. On December 28, 2018, the Company agreed to release $9,000 being held by a third party escrow agent on behalf of Symcare which were held to serve as a security deposit for Symcare's obligations under the lease agreement. These funds were used to repay in full the outstanding principal and accrued interest on this loan, as well as other amounts due. On June 21, 2019 the loan was amended and the maturity date was extended to December 31, 2033.

On December 26, 2018, a subsidiary of the Company entered into a loan agreement with Symcare with a total capacity of $15,000 and a maturity date of January 1, 2033. As at December 31, 2019, Symcare had drawn $13,530 on this loan (December 31, 2018 - $7,557). The loan earns 10% interest accruing to the balance of the loan through December 1, 2019. Through and including December 1, 2022, half of the interest will accrue to the loan balance with the remaining portion payable at a current pay rate on a monthly basis. Commencing January 1, 2023 the full amount of monthly interest payments shall be paid each month.

On July 31, 2019, the Company received the deed to the land held by MS Parker, LLC in satisfaction of the mezzanine loan to MS Parker II Holdings, LLC. The development project associated with the loan has been terminated. The Company received the deed in lieu in satisfaction of the loan receivable and recorded the value of the land in property, plant and equipment in the consolidated statements of financial position (note 6).

On July 31, 2019, the Company entered into a new loan with MCA Memory Care America, LLC ("MCA") in the amount of $2,934. The loan balance represented outstanding rents owed, the remaining balance of a previously issued loan receivable and outstanding interest thereon. Through December 31, 2019, the Company has received repayment on this loan receivable of $1,500 consistent with the terms outlined in the loan agreement.

Loans receivable and associated allowance for losses on loans receivable accounted for at amortized cost as at December 31, 2019 are as follows:

	Stage 1	Stage 2	Stage 3	Total
Loans receivable, net of loan fees	$45,724	$—	$6,725	$52,449
Allowance for losses on loans receivable	(421)	—	(5,494)	(5,915)
Loans receivable, net of allowances	$45,303	$—	$1,231	$46,534

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

The changes in the gross loans receivable balance during the year ended December 31, 2019 are shown in the following table:

	Stage 1	Stage 2	Stage 3	Total
Total loans receivable as at December 31, 2017	$36,431	$—	$—	$36,431
Loans receivable
Transfer to/(from)
Stage 1	(11,893)	—	11,893	—
Stage 2	(1,556)	1,556	—	—
Stage 3	—	—	—	—

	$22,982	$1,556	$11,893	$36,431

Issuances	18,800	—	—	18,800
Repayments	(15,309)	—	—	(15,309)
Assumption through acquisition	700	—	—	700
Total loans receivable as at December 31, 2018	$27,173	$1,556	$11,893	$40,622

Loans receivable
Transfer to/(from)
Stage 1	(300)	—	300	—
Stage 2	—	(1,556)	1,556	—
Stage 3	—	—	—	—

	$26,873	$—	$13,749	$40,622

Issuances	23,881	—	2,824	26,705
Repayments	(3,282)	—	(1,500)	(4,782)
Non-cash settlement	(1,748)	—	(2,913)	(4,661)
Write off of loans receivable	—	—	(5,435)	(5,435)
Total loans receivable as at December 31, 2019	$45,724	$—	$6,725	$52,449

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

The changes in the allowance for credit losses during the year ended December 31, 2019 are shown in the following table:

	Stage 1	Stage 2	Stage 3	Total
Balance at the beginning of period (1)	$364	$—	$—	$364
Allowance for credit losses
Remeasurement	—	62	9,841	9,903
Transfer to/(from)
Stage 1	(145)	16	129	—
Stage 2	—	—	—	—
Stage 3	—	—	—	—

Total allowance for credit losses	$219	$78	$9,970	$10,267

Fundings	212	—	—	212
Repayments	(138)	—	—	(138)
Balance as at December 31, 2018	$293	$78	$9,970	$10,341

Allowance for credit losses
Remeasurement	—	—	998	998
Transfer to/(from)
Stage 1	(3)	—	3	—
Stage 2	—	(76)	76	—
Stage 3	—	—	—	—

	$290	$2	$11,047	$11,339

Issuances	181	—	—	181
Repayments/settlements	(50)	(2)	(1,952)	(2,004)
Write off of loan receivable and allowance	—	—	(3,601)	(3,601)
Total allowance for credit losses	$421	$—	$5,494	$5,915
(1) Allowance recorded as an adjustment to opening retained earnings as at January 1, 2018 due to the impact of adopting IFRS 9.

For the year ended December 31, 2019, a loss of $998 was recorded in the consolidated statements of income (loss) and comprehensive income (loss) due to the increased allowance on the Stage 3 loans and general allowance recorded on new loans issued. For the year ended December 31, 2019, the Company recorded a loss of $5 in the consolidated statements of income (loss) and comprehensive income (loss) due to an allowance on uncollectible interest receivable.

The Company recognized a loss of $491 for the year ended December 31, 2019 in the consolidated statements of income (loss) and comprehensive income (loss) related to the impairment of the loan receivable to the Mainstreet Development Funds II and III. On July 31, 2019, the Company was signed over rights to the bond that secured the loans receivable. The Company recorded the bond asset and wrote off the remaining portion of the loans receivable and related allowance for credit losses.

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

4.	Other assets:
Other assets are as follows:

	December 31, 2019	December 31, 2018

Prepaid expense	$1,906	$519
Prepaid management fees	160	648
Security deposits and costs related to future acquisitions	159	1,048
Income support receivable	63	337
Escrow deposits held by lenders	3,038	2,565
Right-of-use assets	2,199	—
Bond assets	1,071	—
Other	2,147	1,481
	$10,743	$6,598

Current	$6,184	$5,598
Non-current	4,559	1,000
	$10,743	$6,598

Escrow deposits held by lenders includes amounts held for use in payment of real estate taxes, property insurance and replacement reserves.

The Company adopted IFRS 16 effective January 1, 2019 using the modified retrospective approach resulting in the capitalization of its office lease which is included in other non-current assets. As at December 31, 2019, the Company has a right-of-use asset in respect to its office lease totaling $1,315 with a 7 year lease term which began in 2018. The Company acquired a right-of-use asset related to the office lease of the Commonwealth management company of $935. During the year ended December 31, 2019, amortization of right-of-use assets of $266 was recorded in the consolidated statements of income (loss) (2018 - NIL).

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

5.	Investment properties:
(a) Investment properties:

	Number of Properties	Amount

Balance, December 31, 2017	40	$721,991
Acquisitions of income properties	47	462,280
Sale of income properties	(7)	(69,135)
Capital expenditures	—	13,598
Increase in straight-line rents	—	10,831
Fair value adjustment	—	(14,385)
Translation of foreign operations	—	(9,650)

Balance, December 31, 2018	80	$1,115,530

Acquisitions of income properties	7	89,421
Sale of income property	(1)	(14,991)
Acquisition of control over a property previously owned through a joint venture	1	13,082
Contribution of investment properties to joint venture (note 7)	(8)	(161,047)
Transfer to property, plant and equipment (note 6)	(10)	(100,232)
Capital expenditures	—	9,122
Increase in straight-line rents	—	8,964
Fair value adjustment	—	(6,046)
Tenant inducements	—	8,337
Amortization of tenant inducements	—	(158)
Translation of foreign operations	—	7,652

Balance, December 31, 2019	69	$969,634

At December 31, 2019, the Company used an internal valuation process to value its investment properties. Third party appraisers are engaged to prepare valuations on a portion of the portfolio annually such that one third of the portfolio is valued externally each year, and every property in the portfolio is valued externally at least once every five years.

Acquired investment properties are initially measured at cost, including directly attributable acquisition costs, when the transactions are deemed to be asset acquisitions. Acquisition costs related to business combinations are expensed in the period incurred. Subsequent to initial recognition, investment properties are measured at fair value, determined based on available market evidence. The Company uses alternative valuation methods such as the direct capitalized income approach or discounted cash flow projections (Level 3 inputs). The fair value of investment properties reflects rental income from current leases and assumptions about rental income from future leases in light of current market conditions. When a loan is arranged with a tenant at a below market rate, the estimated fair value of the discount is recognized as a tenant inducement at the time the loan commitment is made.

On April 1, 2019, the Company exchanged its majority ownership interest in the operations of a property previously owned through a joint venture located in Lansdale, PA for the partner's minority ownership interest in the real estate of the property resulting in the acquisition of control over the real estate. The transaction resulted in the consolidation of investment property of $13,082 and assumption of mortgages payable of $9,743. On October 1, 2019, the Company acquired the operations pursuant to the transaction described below. As of the date of the acquisition of the property's operations it met the criteria of owner occupied property, and its corresponding assets were reclassified as property, plant and equipment.

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

The Company entered an agreement with Greenfield Senior Living ("Greenfield") whereby the Company has acquired 100% of Greenfield's interests in 13 properties in which the Company previously had an ownership interest. Ten of these properties were previously triple-net leased to Greenfield and the Company has acquired Greenfield's interest in the operations at each property. Three of these properties were previously held in a joint arrangement in which the Company owned an 80% interest in both the real estate and the operations of each property. As of the date of each property's transition, it met the criteria of owner occupied property, and its corresponding assets were reclassified as property, plant and equipment.

The significant unobservable assumptions used in determining fair value of investment properties measured as at December 31, 2019 and December 31, 2018 are set out in the following table:

	December 31, 2019	December 31, 2018

Capitalization rate - range	6.50% - 8.75%	6.50% - 8.25%
Capitalization rate - weighted average	7.89%	7.89%
Terminal capitalization rate - range	5.70% - 9.25%	5.70% - 9.25%
Terminal capitalization rate - weighted average	6.72%	7.04%
Discount rate - range	6.70% - 9.00%	6.70% - 9.00%
Discount rate - weighted average	7.56%	7.74%

The fair value of investment properties is most sensitive to changes in capitalization rates, terminal capitalization rates and discount rates. Changes in the capitalization rates, terminal capitalization rates and discount rates would result in the following changes in the fair value of the Company's investment properties:

	December 31, 2019	December 31, 2018

Investment property valued using direct capitalization income approach	$793,724	$925,895
Investment property valued using discounted cash flow projection	$162,501	$183,582
Investment property valued using other methods	$13,409	$6,053

Capitalization rate:
25-basis point increase	$(24,519)	$(28,559)
25-basis point decrease	$26,146	$30,448
Terminal capitalization rate:
25-basis point increase	$(4,252)	$(4,281)
25-basis point decrease	$4,601	$4,629
Discount rate:
25-basis point increase	$(1,968)	$(2,479)
25-basis point decrease	$2,005	$2,535

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

(b) Asset acquisitions and dispositions - year ended December 31, 2019

	Allen, TX	Symcare Properties	Mooresville, IN	Constant Care	Total
Number of consolidated properties acquired (disposed):	1	3	(1)	3	6

Net assets acquired (disposed):
Investment properties	$8,136	$51,323	$(14,991)	$29,962	$74,430

Working capital balances	—	(586)	104	—	(482)

	$8,136	$50,737	$(14,887)	$29,962	$73,948

Consideration paid/funded (received):
Cash	2,445	46,937	(9,887)	25,613	65,108

Proceeds from mortgage payable, net of fees	5,591	—	—	—	5,591

Deposit applied against purchase price	100	—	—	—	100

Common shares issued	—	3,800	—	—	3,800

Loans issued to buyer	—	—	(5,000)	—	(5,000)

Issuance of Exchangeable Units	—	—	—	2,049	2,049

Repayment of loan receivable principal and accrued interest	—	—	—	2,300	2,300

	$8,136	$50,737	$(14,887)	$29,962	$73,948

i)
On January 16, 2019, the Company acquired a memory care facility leased to an operator located in Allen, TX for a contractual purchase price of $8,100 plus transaction costs. The Company entered into a new mortgage secured by the property to fund $5,693 of the purchase price and funded the remainder of the purchase with cash on hand.

ii)
On March 15, 2019, the Company acquired a skilled nursing property located in Oswego, IL from Symcare for a contractual purchase price of $22,000 plus transaction costs funded with cash on hand. The original master lease with the Symcare operator was amended to include this new building.

iii)
On April 30, 2019, the Company acquired two skilled nursing properties located in Chicago, IL and Glendale, WI from Symcare for a total contractual purchase price of $30,000 plus transaction costs. The transaction was funded by the issuance of 555,556 common shares and cash on hand. The original master lease with the Symcare operator was amended to include these new buildings.

iv)
On June 28, 2019, the Company sold its interest in a property located in Mooresville, IN for total consideration of $15,000, less transaction costs. The consideration was paid in the form of cash and a $5,000 loan receivable issued to the buyer of the property. The loan receivable earns annual interest of 8.5% and matures on July 1, 2024.

v)
On August 30, 2019, the Company purchased three memory care facilities located in Fishers, IN; Greenwood, IN; and Zionsville, IN for a total contractual purchase price of $30,786, plus transaction costs. The transaction was funded by the repayment of $2,300 of outstanding loans receivable principal and accrued interest, issuance of $2,049 in Class B LP units with the right to exchange units into common shares of the Company at the option of the unit holder ("Exchangeable Units"), and cash on hand.

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

(c) Asset acquisitions and dispositions - year ended December 31, 2018

	Lincoln	Round Rock	Care	Grand Brook	San Antonio/Webster	Mohawk MOB	Buffalo MOB	Keepsake	Traditions Portfolio	Total
Number of consolidated properties acquired (disposed):	1	1	24	3	2	14	1	1	(7)	40

Net assets acquired (disposed):
Investment properties	$21,501	$22,836	$191,009	$21,695	$49,094	$136,894	$8,155	$11,096	$(69,135)	$393,145

Investment in joint ventures	—	—	84,813	—	—	—	—	—	—	84,813

Mortgages repaid (assumed)	(11,668)	(13,158)	(123,589)	—	(25,706)	—	—	(5,837)	—	(179,958)

Mezzanine loan applied against purchase	(3,723)	—	—	—	(2,697)	—	—	—	—	(6,420)

Working capital balances	—	(990)	(572)	(50)	(2,920)	(465)	(39)	(363)	(576)	(5,975)

Non-controlling interest liability	—	—	(1,188)	—	—	—	—	—	16,040	14,852

	$6,110	$8,688	$150,473	$21,645	$17,771	$136,429	$8,116	$4,896	$(53,671)	$300,457

Consideration paid/funded (received):
Cash	6,110	8,688	2,067	4,621	17,771	22,833	1,544	4,679	(49,671)	18,642

Proceeds from Secured Revolving Facility	—	—	—	17,024	—	—	—	—	—	17,024

Proceeds from Mohawk Facility, net	—	—	—	—	—	81,899	6,572	—	—	88,471

Issuance of common shares	—	—	148,406	—	—	31,080	—	—	—	179,486

Accrued transaction costs	—	—	—	—	—	1,307	—	217	—	1,524

Income support receivable	—	—	—	—	—	(690)	—	—	—	(690)

Loans issued to buyer	—	—	—	—	—	—	—	—	(4,000)	(4,000)

	$6,110	$8,688	$150,473	$21,645	$17,771	$136,429	$8,116	$4,896	$(53,671)	$300,457

i)
On January 10, 2018, a wholly owned subsidiary of the Company acquired a newly constructed transitional care facility located in Lincoln, NE from Mainstreet Property Group, LLC ("Mainstreet LLC"). The property was acquired for a purchase price of $21,451 plus transaction costs and is accounted for as an asset acquisition. The acquisition was funded by the assumption of $11,668 in mortgage debt, a $3,723 credit received in satisfaction of a mezzanine loan held by the Company with respect to this property, and available cash on hand.

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

ii)
On January 31, 2018, a wholly owned subsidiary of the Company acquired a newly constructed transitional care facility located in Round Rock, TX from Mainstreet LLC. The property was acquired for a purchase price of $22,769 plus transaction costs and is accounted for as an asset acquisition. The acquisition was funded by the assumption of $13,158 in mortgage debt and available cash on hand. At the time of closing the Company also assumed $597 of liabilities related to the remaining development costs of the property which was funded through draws on the mortgage payable.

iii)
On February 1, 2018, a wholly owned subsidiary of the Company completed the acquisition of Care Investment Trust, LLC ("Care") from Tiptree Inc. The acquisition of Care includes an ownership interest in 42 seniors housing and care properties in the United States. The Care portfolio is comprised of 35 independent living, assisted living and memory care properties, and seven skilled nursing facilities located in 11 states. The Care portfolio consists of 24 properties leased to operators under long-term triple-net leases and 18 operating properties in joint venture arrangements in which the Company owns the majority joint venture interest in the real estate and the operations.

The contractual purchase price of the Company's interest in the Care portfolio was $425,000, subject to working capital adjustments and transaction costs. The purchase was funded by the assumption of $123,589 of property level indebtedness (including a mark-to-market discount adjustment of $1,219), the issuance of 16,647,236 common shares at a fixed issuance price of $9.75 per common share and $919 of cash. The fair value of the common shares issued on the closing date of the transaction, which was based on the adjusted quoted market price of the Company's common shares on February 1, 2018, was $146,736. The Care acquisition is accounted for as a business combination and as a result transaction costs are expensed as incurred. For the year ended December 31, 2018, the consolidated statement of income and comprehensive income includes transaction costs of $6,444 related to this transaction. The Company incurred additional transaction costs for business combination of $2,073 during the year ended December 31, 2017 related to this transaction. The purchase agreement also contained provisions for a post-closing true up of working capital items. The working capital true up was paid on July 3, 2018 through a combination of cash on hand of $1,148 and the issuance of common shares with a value of $1,670.

For the year end December 31, 2018, the Care portfolio has contributed revenue of $18,983 and net income of $22,670. Had the acquisition of the Care portfolio taken place on January 1, 2018, revenue for the Company for the year ended December 31, 2018 would have been $115,395 and net income for the Company for the year ended December 31, 2018 would have been $(10,308).

iv)
On February 9, 2018, a wholly owned subsidiary of the Company acquired three properties located in Garland, TX; Grapevine, TX and McKinney, TX (together, the "Grand Brook Properties") for a combined purchase price of $21,500 plus transaction costs and is accounted for as an asset acquisition. The acquisition was funded by cash on hand and $17,024 in proceeds from the Secured Revolving Facility.

v)
On February 23, 2018, the Company purchased two transitional care facilities located in San Antonio, TX and Webster, TX from Mainstreet, LLC for a combined purchase price of $49,054 plus transaction costs and is accounted for as an asset acquisition. This transaction was funded through the assumption of $25,706 of mortgages payable, the retirement of the Company's mezzanine loan outstanding on the Webster, TX property of $2,697 and cash on hand. At the time of closing the Company also assumed $2,920 of liabilities related to the remaining development costs of the properties which were funded through future draws on the mortgages payable.

vi)
On May 1, 2018, the Company purchased 14 multi-tenant medical office buildings located in Canada and the United States from Mohawk Medical Properties Real Estate Investment Trust and its subsidiary, Mohawk Medical Operating Partnership (I) LP (collectively, "Mohawk REIT") for a combined purchase price of $136,894. The acquisition, which is accounted for as an asset acquisition, was funded through a combination of a new credit facility of $81,899, net of loan fees, the issuance of 3,606,616 common shares and cash on hand. Mohawk Realty Advisors Ltd. and its affiliates will continue to provide asset and property management for the properties. On the day of purchase, the Company prepaid to the asset manager an amount equal to the contractual fee due under the two year initial term of the asset management agreement.

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

The Company entered into an income support agreement in conjunction with its purchase of the properties from Mohawk REIT, whereby the seller agreed to fund monthly payments to supplement rental income until certain leasing metrics are met. Upon execution of the income support agreement, the Company recorded an income support receivable of $690, which reduced the cost of the investment properties acquired.

vii)
On July 9, 2018, the Company purchased a medical office building in Williamsville, NY ("Buffalo MOB") for $7,732 plus transaction costs. This transaction was funded by $6,572 in new borrowings on the Mohawk Facility and cash on hand. Mohawk Realty Advisors Ltd. and its affiliates provide asset and property management services for the property.

viii)
On October 31, 2018, the Company purchased a memory care and assisted living facility ("Keepsake") in Syracuse, NY for $11,018, plus transaction costs. The transaction was funded by the assumption of mortgage debt of $5,837 and available cash on hand.

ix)
On December 31, 2018, the Company sold its interest in a portfolio of seven properties located in Georgia (collectively, the "Traditions Portfolio") for total consideration of $70,000, less transaction costs. Concurrently with the sale of the portfolio, the Company repaid the outstanding mortgage balance of $28,670 and a prepayment penalty of $293. $16,040 represents the net sale proceeds owed to the Company's partner in the portfolio. The Traditions Portfolio was acquired as part of the acquisition of Care, at which time the Company and the prior owner of Care entered into an agreement whereby the two parties would evenly share net proceeds from the sale of the Traditions Portfolio in the event of a sale. The Company recorded a liability of $10,676 representing the proceeds owed to the prior owner. The Company issued $4,000 of loans receivable to the buyer of the portfolio.

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

6.	Property, plant and equipment, net:
(a) Property, plant and equipment, net:

Property, plant and equipment consists of the following as at December 31, 2019:

	Land	Buildings	In-place leases	Furniture, fixtures and equipment	Properties under development	Total
Cost
Balance, December 31, 2018	$—	$—	$—	$585	$—	$585
Additions through business combinations - Commonwealth	18,034	276,461	45,030	5,221	893	345,639
Additions through business combinations - Greenfield	5,024	28,228	—	3,178	—	36,430
Additions through settlement of loans receivable	2,500	—	—	—	—	2,500
Additions	—	640	—	591	44	1,275
Transfers from investment property	6,004	93,782	—	446	—	100,232
Held for sale assets	(3,560)	(8,183)	—	(458)	—	(12,201)

Balance, December 31, 2019	28,002	390,928	45,030	9,563	937	474,460

Accumulated depreciation
Balance, December 31, 2018	—	—	—	78	—	78
Depreciation and amortization	—	3,509	10,421	510	—	14,440

Balance, December 31, 2019	$—	$3,509	$10,421	$588	$—	$14,518

On June 29, 2019, the Company entered into an agreement with Greenfield Senior Living ("Greenfield") whereby the Company would acquire 100% of Greenfield's interests in 13 properties in which the Company already has an ownership interest ("Greenfield Transition"). Ten of these properties were previously triple-net leased to Greenfield and the Company acquired Greenfield's interest in the operations at each property. The remaining three properties were previously held in a joint venture and were managed by Greenfield.

On September 3, 2019, three properties that were previously triple-net leased to Greenfield transitioned operations to a subsidiary of the Company. During October of 2019, seven properties that were previously triple-net leased to Greenfield transitioned operations. As of the date of these transitions, the assets were determined to be owner occupied property, and the corresponding assets are classified as property, plant and equipment.

On August 2, 2019, a property that was previously held in a joint venture and managed by Greenfield transitioned operations to the management of Commonwealth, a subsidiary of the Company. On October 1, 2019, a property that was previously held in a joint venture and managed by Greenfield transitioned operations to the management of Commonwealth. As of the date of this transition, the assets were determined to be owner occupied property, and the corresponding assets are classified as property, plant and equipment.

On December 31, 2019, the remaining property from the joint venture transitioned full ownership to a subsidiary of the Company and still remained under the operations of Greenfield. The assets are currently classified as held for sale on the consolidated statements of financial position. The community, located in Arlington, TX, was sold on February 28, 2020 for total consideration of $12,450, less estimated transaction costs. The consideration was paid in the form of cash and an $8,000 repayment of the mortgage secured by the property.

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

(b) Acquisitions - year ended December 31, 2019

The following table summarizes the preliminary allocation of the purchase price to each major category of assets acquired and liabilities assumed at the date of acquisition and the major categories of consideration transferred for acquisitions which were accounted for as business combinations under IFRS 3. The fair value allocations are based on preliminary purchase allocations conducted by management. As the acquisition is within the measurement period under IFRS 3, it continues to be refined. The Company is gathering information to finalize fair value of the property, plant and equipment, embedded derivatives and mortgages.

	Commonwealth Tranche I	Commonwealth Tranche II	Greenfield Transition	Total
Properties Acquired	17	3	13	33

Property, plant and equipment	$286,695	$58,051	$36,430	$381,176
Construction in progress	893	—	—	893
Assumption of mortgages payable	(9,523)	(34,475)	(22,522)	(66,520)
Mark to market debt adjustments	(278)	(2,876)	—	(3,154)
Working capital balances	(2,964)	1,010	559	(1,395)
Previous interest in joint venture	—	—	(9,863)	(9,863)

	$274,823	$21,710	$4,604	$301,137

Consideration paid:

Issuance of preferred units	53,587	12,093	—	65,680
Proceeds from Commonwealth Facility	174,069	—	—	174,069
Satisfaction of rent receivable	—	—	1,522	1,522
Cash on hand	47,167	9,617	3,082	59,866

	$274,823	$21,710	$4,604	$301,137

On August 1, 2019, a wholly owned subsidiary of the Company closed on the first tranche of the purchase of Commonwealth Senior Living, LLC ("Commonwealth"). The first tranche of the acquisition includes 17 private pay seniors housing properties in addition to the Commonwealth management company (collectively, "Commonwealth Tranche I"). The Commonwealth management company operates all 17 properties purchased.

The total contractual purchase price for Commonwealth Tranche I was $285,357 for property, plant and equipment and $893 for construction in progress related to development projects ongoing at certain properties in the portfolio, subject to working capital adjustments and transaction costs. The acquisition was funded through $176,000 in new debt secured by 16 of the properties, the assumption of $9,523 in debt secured by one of the properties, the issuance of $53,587 of preferred interests in the Company's acquiring subsidiary entity and cash on hand.

On December 23, 2019, a wholly owned subsidiary of the Company closed on the second tranche of the purchase of Commonwealth which included the acquisition of 3 private pay seniors housing properties (collectively, "Commonwealth Tranche II"). The 3 properties are operated by the Commonwealth management company. The total contractual purchase price of Commonwealth Tranche II was $55,000. The acquisition was funded through the assumption of $34,475 in debt secured by the properties, the issuance of $12,093 of preferred interests in the Company's acquiring subsidiary entity and cash on hand. For the year ended December 31, 2019, the consolidated statement of income (loss) and comprehensive income (loss) includes transaction costs of $4,556 related to the acquisition of Commonwealth.

For the year ended December 31, 2019, the Commonwealth portfolio has contributed revenue of $29,180 and net loss of $12,092. Had the acquisition of the Commonwealth portfolio taken place on January 1, 2019, revenue for the Company for the year ended December 31, 2019 would have been $199,220 and net loss for the Company would have been $19,409.

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

As of December 31, 2019, the Company completed the Greenfield Transition and acquired Greenfield's ownership interest in 13 properties which included Greenfield's 100% interest in operations at 10 properties as well as Greenfield's 20% interest in both the real estate and operations at 3 additional properties. The Company previously owned the real estate of the 10 properties in which it acquired operations and had leased the properties to Greenfield under a triple net lease. The Company previously owned 80% of the other 3 properties and accounted for its interests in these as investments in joint ventures (note 7). Upon completion of this transaction, the Company owns a 100% interest in both the real estate and operations of the 3 properties. Since these acquisitions were completed in steps, the Company remeasured its original interests to fair value. The total contractual purchase price of the Greenfield Transition was $4,708 which was funded through satisfaction of outstanding rent receivable of $1,522 owed by Greenfield and cash on hand. For the year ended December 31, 2019, the consolidated statement of income (loss) and comprehensive income (loss) includes transaction costs of $1,342 related to the Greenfield Transition.

For the year ended December 31, 2019, the Greenfield transitioned ownership has contributed revenue of $6,542 and net loss of $942. Had the Greenfield transition taken place on January 1, 2019, revenue for the Company for the year ended December 31, 2019 would have been $165,186 and net loss for the Company would have been $8,403.

(c) Assets Held for Sale

On November 27, 2019, the Company entered into a definitive agreement to sell a seniors housing property located in Arlington, TX. The sale price is $12,450 before closing costs and will be settled in cash. On February 28, 2020 the transaction was completed.

The following table summarizes the significant assets held for sale on December 31, 2019:

December 31, 2019
Assets:
Property, plant and equipment	12,201

12,201

7.	Joint arrangements:
As at December 31, 2019, the following are the Company's joint arrangements:

Joint arrangement	Number of properties	Location	Company ownership	Consolidation type

Invesque-Autumnwood Landlord	4	Canada	50%	Joint operation (1)
Invesque-Autumnwood Operator	—	Canada	50%	Joint venture (2)
Calamar	2	United States	75%	Joint venture (3)
Heritage JV	3	United States	80%	Joint venture (3)
Heritage Newtown	1	United States	80%	Joint venture (3)
Heritage Harleysville	1	United States	90%	Joint venture (3)
Phoenix Fayetteville	1	United States	90%	Joint venture (3)
Royal JV	5	United States	80%	Joint venture (3)
Royal Eatonton	1	United States	65%	Joint venture (3)
Jaguarundi	8	United States	61%	Joint venture (4)

(1) The Company directly holds its interest in the real estate joint operation.
(2) These joint venture arrangements have been structured through separate legal entities and lease the properties from the joint operation landlord.

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

(3) These joint venture arrangements have been structured through separate legal entities. The joint venture owns an interest in separate legal entities which own the real estate and operations.
(4) The joint venture owns an interest in separate legal entities which own the real estate and leases the properties to third party operators.

The Company has entered into a number of joint arrangements for the purpose of jointly owning and operating certain of its seniors housing investments as detailed in the table above.

On April 1, 2019, the Company exchanged its majority ownership interest in the operations of a property previously owned through a joint venture located in Lansdale, PA for the partner's minority ownership interest in the real estate of the property resulting in the acquisition of control over the real estate.

During the year ended December 31, 2019, the Company acquired the joint venture partner's ownership of the three properties previously held in the Greenfield JV. Through the Greenfield Transition transaction, the wholly owned assets were determined to be owner occupied property, and the corresponding assets are classified as property, plant and equipment.

The Company and Autumnwood each owns a 50% direct beneficial interest in the real estate assets of the Invesque-Autumnwood Landlord entity and are jointly obligated for the related mortgages for a portfolio of four properties which are accounted for as joint operations and are accounted for under the proportionate consolidation method. The Company's 50% interest in the operations of these properties is held through separate legal entities (collectively referred to as "Invesque-Autumnwood Operators"), which under IFRS 11, Joint arrangements, are accounted for as joint ventures using the equity method. Invesque-Autumnwood Operators have leased the real estate from the landlords under their respective lease agreements. These leases are for three-year periods, with six automatic renewals every third anniversary for a total of 21 years. The Company's share of the landlords' lease receipts, $3,024 for the year ended December 31, 2019 (2018 - $2,991), is reported as lease revenue from joint ventures. Invesque-Autumnwood Operators lease expense is included in the share of income from joint ventures in the consolidated statements of income (loss) and comprehensive income (loss).

The Company has an interest in 14 seniors housing and care properties in the United States in which it also owns an interest in the operations at those properties through joint arrangements. In these joint arrangements the Company owns an interest in the real estate and operations through separate legal entities at each of the properties, and has management agreements in place to provide for the day to day operations resulting in joint control of the interests. Each of these joint arrangements are accounted for as joint ventures using the equity method and the Company's share of net income is included in income from joint ventures in the consolidated statements of income (loss) and comprehensive income (loss).

On June 5, 2019, the Company contributed eight investment properties to a newly formed joint venture, Jaguarundi Ventures, LP. The Company received $23,000 from its joint venture partner in the arrangement in exchange for a 39.49% interest in the joint venture. The properties contributed had an investment property value of $161,047 and total mortgage indebtedness of $102,692. The Company provides a guarantee on the outstanding mortgage balances of the joint venture in exchange for a fee equal to 15 basis points on the amount guaranteed. The Company earns an asset management fee of 25 basis points based on gross asset value. For the year ended December 31, 2019, the Company has earned guaranty fees of $39 and management fees of $229 from Jaguarundi Ventures included in other income in the consolidated statements of income (loss) and comprehensive income (loss).

The following tables summarize the information about the Company's investment in joint ventures, which have been accounted for under the equity method:

	Year ended December 31, 2019	Year ended December 31, 2018

Cash contributions to joint ventures	$2,497	$1,655
Distributions received from joint ventures	$5,897	$8,164

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

	December 31, 2019		December 31, 2018
	Net assets	Company share of net assets	Net assets	Company share of net assets

Cash	$8,288	$5,959	$4,965	$4,047
Tenant and other receivables	5,192	3,374	2,443	1,591
Other	1,032	793	1,349	1,021
Current assets	14,512	10,126	8,757	6,659

Investment properties	361,970	256,945	256,184	202,972
Property, plant and equipment	26,878	19,567	28,012	20,498
Loans receivable	13,978	9,010	3,864	39
Derivative instruments	—	—	2,024	1,726
Other non-current assets	1,107	927	445	325

Total assets	$418,445	$296,575	$299,286	$232,219

Accounts payable and accrued liabilities	$7,578	$5,441	$6,511	$4,945
Unearned revenue	724	560	1,066	873
Mortgages payable - current	29,424	21,207	32,323	25,382
Current liabilities	37,726	27,208	39,900	31,200

Mortgages payable - non-current	217,627	156,853	144,419	116,263
Loan payable to Invesque (note 3)	9,559	8,673	—	—
Loan commitment liability	2,359	1,478	—	—
Derivative instruments	2,627	2,012	—	—
Other non-current liabilities	1,702	1,030	104	98

Total liabilities	$271,600	$197,254	$184,423	$147,561

Net assets	$146,845	$99,321	$114,863	$84,658

Loan commitment liability represents the fair value of commitments made by the Company to issue loans at rates below market value.

	Year ended December 31, 2019		Year ended December 31, 2018
	Net income (loss)	Company share of net income (loss)	Net income (loss)	Company share of net income (loss)

Revenue	$78,954	$52,564	$84,234	$59,153
Property operating expense	(57,549)	(37,067)	(68,782)	(46,889)
Finance costs	(10,762)	(8,048)	(7,597)	(6,065)
Depreciation expense	(1,326)	(995)	(1,586)	(1,189)
Change in fair value of financial instruments	(3,010)	(2,465)	(434)	(373)
Change in fair value of investment properties	(16,272)	(10,788)	849	813
Net income (loss), prior to distributions to owners	$(9,965)	$(6,799)	$6,684	$5,450

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

Related party transactions occur between the Company and its joint ventures. These related party transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to between the parties. Except as disclosed elsewhere in these consolidated financial statements, the related party balances are included in accounts payable, other receivables, loans receivable, and lease revenue from joint ventures.

The following table summarizes information about the gross balance of mortgages payable at the joint ventures:

	December 31, 2019	December 31, 2018

Mortgages at fixed rates:
Mortgages (principal) (1)	$163,307	$100,028
Interest rates	3.99% to 4.98%	3.24% to 5.68%
Weighted average interest rate	4.33%	4.26%

Mortgages at variable rates:
Mortgages (principal)	$84,745	$76,874
Interest rates	LIBOR plus 2.40% to LIBOR plus 3.00%	LIBOR plus 2.75% to LIBOR plus 3.20%
Weighted average interest rate	4.56%	5.43%

Blended weighted average rate	4.41%	4.76%

(1) Includes $115,280 of variable rate mortgages that are fixed with interest rate swaps.

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

The following tables summarize the information about the Company's investment in Jaguarundi Ventures, which have been accounted for under the equity method. The joint venture was formed on June 5, 2019.

	December 31, 2019
	Net assets	Company share of net assets

Cash	$3,936	$2,382
Tenant and other receivables	1,620	980
Current assets	5,556	3,362

Investment properties	162,660	98,420
Loans receivable	10,120	8,972

Total assets	$178,336	$110,754

Accounts payable and accrued liabilities	$2,154	$1,303
Unearned revenue	82	50
Mortgages payable - current	2,122	1,284
Current liabilities	4,358	2,637

Mortgages payable - non-current	99,542	60,229
Loan payable to Invesque (note 3)	9,559	8,673
Loan commitment liability	2,359	1,428
Derivative instruments	659	399
Other non-current liabilities	1,700	1,029

Total liabilities	$118,177	$74,395

Net assets	$60,159	$36,359

	Year ended December 31, 2019
	Net income (loss)	Company share of net income (loss)

Revenue	$8,417	$5,048
Property operating expense	(1,536)	(970)
Finance costs	(2,847)	(1,723)
Change in fair value of financial instruments	(126)	(76)
Change in fair value of investment properties	(5,621)	(4,219)
Net income (loss), prior to distributions to owners	$(1,713)	$(1,940)

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

8.	Credit facilities:
The credit facilities are recorded net of loan fees, which are capitalized when paid, and amortized into finance cost over the terms of the related loans using the effective interest rate method.

	December 31, 2019	Borrowing rate at December 31, 2019	December 31, 2018	Borrowing rate at December 31, 2018

Unsecured Facility Term (1)	$200,000	4.51%	$200,000	4.33%
Unsecured Facility Revolver (3)	173,750	4.43%	44,900	4.75%
Secured Revolving Facility	—	—%	12,740	6.31%
Mohawk Facility USD denominated portion	21,286	3.96%	21,286	4.72%
Mohawk Facility CAD denominated portion (1) (2)	65,589	4.32%	62,461	4.53%
Magnetar Facility	15,000	8.50%	—	—%
Commonwealth Facility (1)	176,000	3.84%	—	—%
Finance costs, net	(4,666)	—	(3,247)	—
Carrying value	$646,959	4.36%	$338,140	4.52%
Less current portion	14,569		12,647
Long-term portion	$632,390		$325,493
(1) This facility is fixed with an interest rate swap.
(2) This facility is denominated in Canadian dollars with a principal amount of CAD$85,202.
(3) $75,000 of this facility is fixed with interest rate swaps.
On December 20, 2018 the Company entered into an agreement for an unsecured credit facility (the "Unsecured Facility") with a $400,000 capacity. The Unsecured Facility is comprised of a $200,000 term loan and a $200,000 revolving line of credit. The term loan has a maturity date of December 20, 2023, while the revolving line of credit has a maturity date of December 20, 2022, with a one year extension option, subject to lender approval. The Unsecured Facility bears interest at a rate of LIBOR plus an applicable margin based on the Company's consolidated leverage ratio, with an option to use a rate based on Base Rate, as defined in the agreement, plus an applicable margin.
The table below shows the applicable margins at each leverage ratio:

Level	Consolidated Leverage Ratio	Applicable Margin for Revolving Credit LIBOR Loans	Applicable Margin for LIBOR Loans that are Term Loans
1	Less than 40%	1.60%	1.55%
2	Equal to or greater than 40% but less than 45%	1.75%	1.70%
3	Equal to or greater than 45% but less than 50%	1.90%	1.85%
4	Equal to or greater than 50% but less than 55%	2.05%	2.00%
5	Equal to or greater than 55% but less than 60%	2.20%	2.15%
6	Equal to or greater than 60% but less than 65%	2.45%	2.40%
The borrowing capacity of the Unsecured Facility is based on the undepreciated book value of an unencumbered pool of assets. Per the agreement, the Company's leverage cannot exceed 62.5% through December 31, 2019, reducing to 60% thereafter. The agreement also provides for the Company's leverage to increase to 65% for two quarters following any material acquisition. Per the agreement, the fixed charge ratio shall not be less than 1.75 to 1.0. On November 7, 2019, the Company amended the terms of the Unsecured Facility to extend the surge provision period following a material acquisition for both

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

the maximum consolidated total leverage ratio covenant and unencumbered pool leverage covenant. The maximum consolidated total leverage ratio covenant can increase to 65% for four quarters starting with the third quarter of 2019. The unencumbered pool leverage ratio may increase to 65% for two quarters starting with the third quarter of 2019, reducing to 62.5% for two quarters after that, and reducing back to 60% thereafter. The Company's acquisition of Commonwealth is considered a material acquisition under the terms of the Unsecured Facility.
On February 24, 2017, a wholly owned subsidiary of the Company entered into a secured revolving credit facility ("Secured Revolving Facility") for the purpose of financing property acquisitions. The Secured Revolving Facility had a maximum capacity of $25,000 and had an original maturity date of February 24, 2018. Interest on the Secured Revolving Facility was variable in nature and is dependent on the security provided to the lender. The Secured Revolving Facility provided the ability to draw funds as a first priority mortgage up to 55% of the value of the collateral property, and a second priority mortgage up to 95% of the value of the collateral property.

On February 9, 2018, the Company amended the terms of the Secured Revolving Facility to extend its maturity date to December 31, 2018 and reduce available capacity on a second priority mortgage from 95% to 80% of the value of the collateral property. In conjunction with the amendment, the Company repaid in full $6,000 then outstanding on the Secured Revolving Facility and received proceeds of $17,024 to fund the acquisition of the Grand Brook Properties (note 5).

On September 28, 2018, the Company repaid $5,000 on the Secured Revolving Facility. On October 2, 2018, the Company repaid the remaining $12,024. On October 26, 2018 the Company amended the terms of the Secured Revolving Facility to extend the maturity date to June 30, 2019 and reduce the maximum capacity to $12,740. Concurrently, the Company drew $12,740 secured by a property in Webster, Texas.

On June 7, 2019, the Company repaid in full the remaining balance of the Secured Revolving Facility.

On May 1, 2018, a wholly owned subsidiary of the Company entered into a secured credit facility ("Mohawk Facility") for the purpose of funding the acquisition of 14 properties from Mohawk REIT. The facility has maximum commitment amounts of CAD$90,060, with a borrowing rate of the BA Rate plus 220 basis points, and a US Dollar commitment of $22,515, with a borrowing rate of LIBOR plus 220 basis points. The facility provides for interest-only payments through its maturity date of May 1, 2023. Per the terms of the agreement, CAD$4,858 and USD$1,228 are reserved for the construction of tenant improvements and the payment of leasing commissions for leases entered into after the closing of the transaction. On May 1, 2018, in conjunction with the acquisition from Mohawk REIT, the Company drew CAD$85,202 and USD$16,647. The facility also included an allocation of USD$4,460 for the acquisition of an additional medical office property in Williamsville, New York. On June 28, 2018, the Company amended the terms of the agreement to increase the borrowing capacity for the Williamsville, New York property to USD$6,572. The company drew a total of USD$6,572 in conjunction with the closing of the Williamsville asset on July 9, 2018. On December 31, 2018, the Company repaid USD$1,933 on the facility.

On July 26, 2019, the Company entered into a credit agreement with Magnetar for a principal amount of $30,000, annual interest rate of 8.5%, and an initial maturity of one year with a one year extension option. On December 5, 2019, the Company repaid $15,000 on the facility.
On August 1, 2019, a wholly owned subsidiary of the Company entered into a secured credit facility ("Commonwealth Facility") for the purpose of funding the acquisition of Commonwealth Tranche I. The $176,000 new debt secured by 16 properties has a maturity date of August 1, 2024, with 2 available extension options. It bears interest at a rate of LIBOR plus 215 basis points. The agreement also provides for an accordion feature that would extend the capacity of the loan by an additional $50,000 subject to certain terms and conditions provided for in the agreement.

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

Future principal repayments of the credit facilities are as follows:

Aggregate principal payments
2020	$15,000
2021	—
2022	173,750
2023	286,875
2024	176,000
Thereafter	—
Total	$651,625

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

9.	Mortgages payable:
Mortgages payable consist of the following as at December 31, 2019:

	December 31, 2019	December 31, 2018

Mortgages payable	$275,083	$306,170
Mark-to-market adjustment, net	2,297	(883)
Finance costs, net	(1,913)	(1,957)
Carrying value	$275,467	$303,330
Less current portion	43,024	49,444
Long-term portion	$232,443	$253,886

Mortgages payable are collateralized by investment properties and property, plant and equipment with a value of $436,838 at December 31, 2019. Maturity dates on mortgages payable range from 2020 to 2054, and the weighted average years to maturity is 8.92 years at December 31, 2019.

Future principal payments on the mortgages payable as at December 31, 2019 are as follows:

	Regular principal payments	Principal due on maturity	Total principal payments	% of total principal payments

2020	$5,223	$30,952	$36,175	13.15%
2021	5,951	17,406	23,357	8.49%
2022	5,651	27,336	32,987	11.99%
2023	5,220	41,102	46,322	16.84%
2024	3,697	20,443	24,140	8.78%
Thereafter	49,162	62,940	112,102	40.75%
	$74,904	$200,179	$275,083	100.00%

	December 31, 2019	December 31, 2018

Mortgages at fixed rates:
Mortgages (principal) (1)	$241,451	$228,925
Interest rates	2.55% to 6.96%	3.08% to 5.98%
Weighted average interest rate	4.76%	4.58%

Mortgages at variable rates:
Mortgages (principal)	$33,632	$77,245
Interest rates	LIBOR plus 3.20% to Canada Prime Rate plus 1.25%	LIBOR plus 2.5% to US Prime plus 0.5%
Weighted average interest rate	5.02%	5.56%

Blended weighted average rate	4.79%	4.82%

(1) Includes $53,640 of variable rate mortgages that are fixed with interest rate swaps.

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

10.	Derivative financial instruments:
Derivative financial instruments as at December 31, 2019 are detailed in the table below:

				Asset (liability) balance		Income (loss) for the year ended
Swap	Maturity date	Fixed rate	Notional amount	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018

The Secured Facility Term Swap	October 30, 2019	LIBOR fixed at 1.16%	$—	$—	$—	$—	$(2,827)
The Unsecured Term	December 19, 2023	LIBOR fixed at 2.11%	200,000	(4,466)	1,189	(5,655)	1,189
The Unsecured Revolver	January 2, 2024	LIBOR fixed at 2.57%	25,000	(1,019)	(163)	(856)	(163)
The Unsecured Revolver	December 1, 2022	LIBOR fixed at 2.11%	50,000	(861)	—	(861)	—
Leawood Swap (3)	March 15, 2024	Interest rate fixed at 4.55%	13,221	—	134	(407)	185
Topeka Swap (3)	March 15, 2024	Interest rate fixed at 4.55%	12,558	—	128	(387)	176
Red Oak Swap (1)	January 18, 2021	Interest rate fixed at 3.77%	4,141	(27)	(17)	(10)	(17)
Park Terrace Swap	December 18, 2020	LIBOR fixed at 2.42%	—	—	4	(4)	12
Seneca Lake Swap	December 18, 2020	LIBOR fixed at 2.42%	—	—	4	(4)	14
Winchester Swap	November 1, 2021	Interest rate fixed at 4.54%	6,496	(2)	157	(159)	(41)
Calhoun Swap	May 31, 2019	LIBOR fixed at 1.75%	—	—	106	(3)	(6)
Mohawk Credit Facility Swap (2)	May 1, 2023	Banker's Acceptance fixed at 2.12%	65,589	(276)	(126)	(127)	(126)
Grand Brook Swap	October 2, 2021	Interest rate fixed at 5.98%	15,731	(475)	(345)	(130)	(345)
Commonwealth Swap	August 1, 2024	LIBOR fixed at 1.69%	176,000	(840)	—	(840)	—
Constant Care Swap	October 1, 2022	LIBOR fixed at 4.21%	27,272	64	—	64	—

		Carrying value		$(7,902)	$1,071	$(9,379)	$(1,949)

		Derivative instruments (Asset)		$64	$1,722
		Derivative instruments (Liability)		(7,966)	(651)
				$(7,902)	$1,071

1) The swap has a notional amount of CAD$5,371.
2) The swap is for a fixed amount of CAD$85,202.
3) These properties were contributed to a joint venture on June 5, 2019.

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

11.	Convertible debentures:

(a) 2016 Convertible Debentures

On December 16, 2016, the Company issued $45,000 aggregate principal amount of convertible unsecured subordinated debentures (the "2016 Convertible Debentures"). The 2016 Convertible Debentures are due on January 31, 2022 and bear interest at an annual rate of 5.00% payable semi-annually in arrears on July 31 and January 31 of each year.

The 2016 Convertible Debentures are convertible into common shares of the Company at the option of the holder at a conversion price of $11.00 per common share at any time prior to the earlier of January 31, 2022 and the last business day immediately preceding the date specified by the Company for redemption. On or after January 31, 2020 and prior to January 31, 2021, the 2016 Convertible Debentures may be redeemed by the Company in whole or in part at a price equal to the principal amount thereof plus accrued and unpaid interest provided that the volume weighted average trading price of the common shares on the Toronto Stock Exchange for the 20 consecutive trading days preceding the date on which the notice of redemption is given is not less than 125% of the conversion price. On or after January 31, 2021, and prior to the maturity date, the 2016 Convertible Debentures may be redeemed by the Company in whole at any time or in part from time to time, at a price equal to the principal amount thereof plus accrued interest.

As at December 31, 2019 the 2016 Convertible Debentures are comprised of the following:

	December 31, 2019	December 31, 2018

Issued	$44,975	$45,000
Issue costs, net of amortization and accretion of equity component	45	(694)
Equity component, excluding issue costs and taxes	(1,648)	(1,648)

2016 Convertible Debentures	$43,372	$42,658

Interest costs related to the 2016 Convertible Debentures are recorded in financing costs using the effective interest rate method.

On May 6, 2019, $25 of 2016 Convertible Debentures were converted into 2,272 common shares.

(b) 2018 Convertible Debentures

On August 24, 2018, the Company issued $50,000 aggregate principal amount of convertible unsecured subordinated debentures (the "2018 Convertible Debentures"). The 2018 Convertible Debentures are due on September 30, 2023 and bear interest at an annual rate of 6.00% payable semi-annually in arrears on March 31 and September 30 of each year commencing on March 31, 2019.

The 2018 Convertible Debentures are convertible into common shares of the Company at the option of the holder at a conversion price of $10.70 per common share. The debentures will not be redeemable prior to September 30, 2021. On or after September 30, 2021, and prior to September 30, 2022, the 2018 Convertible Debentures may be redeemed in whole or in part from time to time at the Company’s option, at a price equal to their principal amount plus accrued and unpaid interest, provided that the volume weighted average trading price of the common shares on the Toronto Stock Exchange for the 20 consecutive trading days preceding the date on which the notice of redemption is given is not less than 125% of the conversion price. On or after September 30, 2022, and prior to the maturity date, the 2018 Convertible Debentures may be redeemed by the Company, in whole at any time or in part from time to time, at a price equal to the principal amount thereof plus accrued and unpaid interest.

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

As at December 31, 2019 the 2018 Convertible Debentures are comprised of the following:

	December 31, 2019	December 31, 2018

Issued	$50,000	$50,000
Issue costs, net of amortization and accretion of equity component	(1,587)	(2,177)
Equity component, excluding issue costs and taxes	(736)	(736)

2018 Convertible Debentures	$47,677	$47,087

Interest costs related to the 2018 Convertible Debentures are recorded in financing costs using the effective interest rate method.

12.	Commonwealth preferred unit liability:

On August 1, 2019, the Company issued $53,587 in preferred interests of the acquiring subsidiary to fund the purchase of Commonwealth Tranche I. The preferred interests are exchangeable by holders into common shares of the Company at a fixed exchange price of $9.75 per common share. The preferred interests have an initial dividend rate of 6.50% per annum, with annual escalators beginning August 1, 2024, and a liquidation value equal to their unreturned initial capital contribution and any accrued and unpaid dividends. These dividends are included in finance costs from operations in the consolidated statement of income and comprehensive income. Under certain circumstances, the Company will have the right to redeem the preferred interests at its discretion for an amount specified in the operating agreement.

On December 23, 2019, the Company issued $12,093 in preferred interests of the acquiring subsidiary to fund the purchase of the Commonwealth Tranche II.

As at December 31, 2019 the Commonwealth preferred unit liability is comprised of the following:

	December 31, 2019	December 31, 2018

Issued	$65,680	$—
Equity component, net of accretion	(2,026)	—

Commonwealth preferred unit liability	$63,654	$—

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

13.	Other liabilities:
Other liabilities are as follows:

	December 31, 2019	December 31, 2018

Deferred shares liability (note 21)	$2,597	$1,756
Security deposits received from tenants	8,573	10,029
Escrows collected from tenant	944	1,575
Unearned revenue	1,426	303
Liability to previous owner of Care	632	1,000
Lease liability	2,199	—
Loan commitment liability (note 24)	979	—
Exchangeable Units liability (note 5)	2,049	—
Other	352	152
	$19,751	$14,815

Current	$3,015	$2,030
Non-current	16,736	12,785
	$19,751	$14,815

Loan commitment liability represents the fair value of commitments made by the Company to issue loans at rates below market value.

On August 30, 2019, the Company issued 327,869 Class B LP units with the right to exchange units into common shares at the option of the unit holder ("Exchangeable Units"). The shares were issued to fund $2,049 of the consideration paid for the three purchased properties located in Indiana. The Exchangeable Units are entitled to receive distributions equal to those provided to common share holders. These distributions are included in finance costs from operations in the consolidated statement of income (loss) and comprehensive income (loss).

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

14.	Reconciliation of changes in liabilities arising from financing activities:

	Credit facilities	Mortgages payable	Convertible debentures	Commonwealth preferred unit liability	Total
Balance, December 31, 2017	$216,932	$169,509	$41,936	$—	$428,377
Debt assumed through acquisitions	—	179,958	—	—	179,958
Proceeds from financing	437,459	25,186	50,000	—	512,645
Repayments	(313,300)	(64,513)	—	—	(377,813)
Scheduled principal payments	—	(4,459)	—	—	(4,459)
Financing costs paid	(3,825)	(1,304)	(2,387)	—	(7,516)
Amortizing of financing costs and mark to market adjustments	1,313	305	932	—	2,550
Non-cash write-off of deferred financing costs from refinancing	3,178	530	—	—	3,708
Changes in foreign currency rates	(3,617)	(1,882)	—	—	(5,499)
Equity component of convertible debentures	—	—	(736)	—	(736)

Balance, December 31, 2018	$338,140	$303,330	$89,745	$—	$731,215

Proceeds from financing	370,350	39,489	—	—	409,839
Repayments	(63,990)	(40,635)	—	—	(104,625)
Scheduled principal payments	—	(4,959)	—	—	(4,959)
Mortgages contributed to joint venture (note 7)	—	(102,692)	—	—	(102,692)
Mortgages assumed on acquisition of control over properties previously owned through a joint venture	—	32,265	—	—	32,265
Mortgages assumed through acquisition of property, plant, and equipment (note 6)	—	47,152	—	—	47,152
Commonwealth preferred units issued	—	—	—	65,680	65,680
Equity component of Commonwealth preferred unit liability	—	—	—	(2,093)	(2,093)
Financing costs paid	(1,952)	(979)	—	—	(2,931)
Amortizing of financing costs and mark to market adjustments	1,311	1,259	1,329	67	3,966
Changes in foreign currency rates	3,100	1,237	—	—	4,337
Conversion of convertible debentures into common shares	—	—	(25)	—	(25)

Balance, December 31, 2019	$646,959	$275,467	$91,049	$63,654	$1,077,129

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

15.	Share capital:
(a) Common shares:
The following number and value of common shares were issued and outstanding as at December 31, 2019:

	Common shares	Value
Balance, December 31, 2017	32,358,754	$310,459
Issued as consideration for acquisition of Care	16,855,890	148,406
Issued as consideration for acquisition of Mohawk	3,606,616	31,080
Issued on settlement of Deferred Share Incentive Plan	72,191	623
Issued pursuant to the Company's dividend reinvestment plan	100,700	782
Recognition of previously unrecognized tax benefit of amortization of issuance cost	—	2,223
Shares acquired under NCIB	(60,300)	(408)

Balance, December 31, 2018	52,933,851	$493,165
Issued as consideration for acquisition of Symcare properties	555,556	3,800
Issued on settlement of Deferred Share Incentive Plan	150,912	1,078
Issued pursuant to the Company's dividend reinvestment plan	1,070,518	7,023
Shares acquired under NCIB	(79,627)	(530)
Issued through conversion of convertible debentures	2,272	25

Balance, December 31, 2019	54,633,482	$504,561

(i)
On November 9, 2018 the Toronto Stock Exchange ("TSX") approved the Company's notice of intention to make a normal course issuer bid ("NCIB") for a portion of its common shares. Pursuant to the notice, the Company is authorized to acquire up to a maximum of 2,647,954 of its common shares, or approximately 5% of the Company’s 52,959,070 outstanding common shares as of November 1, 2018, for cancellation over the following 12 months. Purchases under the NCIB will be made through the facilities of the TSX or through a Canadian alternative trading system and in accordance with applicable regulatory requirements at a price per share equal to the market at the time of acquisition. The number of shares that can be purchased pursuant to the NCIB is subject to a daily maximum of 7,918 shares, subject to the Company’s ability to make one block purchase of shares per calendar week that exceeds such limits. Any shares purchased under the NCIB will be canceled upon purchase.

(ii)
On November 15, 2019 the Toronto Stock Exchange approved the Company's notice of intention to renew its NCIB for a portion of its common shares. Pursuant to the notice, the Company is authorized to acquire up to a maximum of 2,723,835 of its common shares, or approximately 5% of the Company’s 54,476,694 outstanding common shares as of November 1, 2019, for cancellation over the following 12 months. Purchases under the NCIB will be made through the facilities of the TSX or through a Canadian alternative trading system and in accordance with applicable regulatory requirements at a price per share equal to the market at the time of acquisition. The number of shares that can be purchased pursuant to the NCIB is subject to a daily maximum of 10,927 shares, subject to the Company’s ability to make one block purchase of shares per calendar week that exceeds such limits. Any shares purchased under the NCIB will be canceled upon purchase.

(iii)
For the year ended December 31, 2019, the Company declared dividends payable on common shares of $39,764, respectively (2018 - $37,001). Of the $39,764 dividends declared in the year ended December 31, 2019, $7,687 is satisfied in the form of shares issued through the dividend reinvestment plan (2018 - $838).

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

(b) Preferred shares:
The following number and value of preferred shares were issued and outstanding as at December 31, 2019:

	Preferred shares	Value
Balance, December 31, 2017	2,802,009	$26,353
Issued Series 2 Preferred Shares	3,172,086	29,856
Issued Series 3 Preferred Shares	1,586,042	14,897

Balance, December 31, 2018	$7,560,137	$71,106
Issued Series 4 preferred shares	1,538,461	14,283

Balance, December 31, 2019	9,098,598	$85,389

On December 22, 2017, the Company entered into subscription agreements in respect of the issuance of Class A convertible preferred shares ("Preferred Shares") for aggregate gross proceeds of $54,000, to be funded in multiple series. The first series was funded upon entering into the agreement resulting in the issuance of 2,802,009 Class A Series 1 Convertible Preferred Shares (the "Series 1 Preferred Shares") for aggregate gross proceeds of $26,500.

On February 2, 2018, the Company amended the terms of the subscription agreements to increase the amount of the subscription to $71,500. The second series was funded on February 9, 2018, resulting in the issuance of 3,172,086 Class A Series 2 Preferred Shares (the "Series 2 Preferred Shares") for aggregate gross proceeds of $30,000.

On March 29, 2018, the third series was funded, resulting in the issuance of 1,586,042 Class A Series 3 Preferred Shares (the "Series 3 Preferred Shares") on substantially the same terms as the other series for aggregate gross proceeds of $15,000.

The Preferred Shares issued during series 1, 2, and 3 are non-voting and are initially convertible into common shares of the Company on a one-for-one basis at the option of the holder based on an initial liquidation preference and a conversion price of $9.75. The Preferred Shares were issued at a price per share equal to the initial liquidation preference of $9.75, subject to a 3% discount. Following issuance, the liquidation preference of the Preferred Shares will accrete at a rate of 5.65% per annum, compounded quarterly, increasing the number of common shares into which each Preferred Share is convertible at the fixed rate, and is subject to further adjustments in certain circumstances. In certain circumstances, the Company may redeem the Preferred Shares for an amount equal to their liquidation preference and may also require the conversion of the Preferred Shares. If the Preferred Shares are redeemed or mandatorily converted in the first year following issuance, the liquidation preference of such shares will include a 4% premium to the initial liquidation preference. This premium will be reduced by 1% per year in respect of redemptions or mandatory conversions in the second, third or fourth years following issuance.

On July 23, 2019, the Company entered into subscription agreements in respect of the issuance of Class A convertible preferred shares to Magnetar for aggregate gross proceeds of $14,550. On August 27, 2019 the fourth series funded resulted in the issuance of 1,538,461 Class A Series 4 Preferred Shares.

The Series 4 Preferred Shares will be convertible into common shares at a conversion price of $9.75. The other terms of the Series 4 Preferred Shares will be substantially similar to the terms of the Company's Class A convertible preferred shares that are currently outstanding, except that the liquidation preference of the Series 4 Preferred Shares will accrete at a rate of 9.80% for the first 24 months following the issuance of the Series 4 Preferred Shares and 12.25% thereafter; the prepayment penalty on liquidation, mandatory conversion and redemption will be 1% of the initial liquidation amount if the applicable event occurs within the first six months after issuance and 0.5% of the initial liquidation amount if the applicable event occurs between 6 months and one year following the issuance;  and the Series 4 Preferred Shares will contain a limitation on converting to common shares, without prior approval of the Toronto Stock Exchange, if such conversion would result in the issuance of common shares equal to or exceeding 10% of the common shares outstanding on the date the Series 4 Preferred Shares are issued.

As at December 31, 2019, the preferred shares are convertible into 10,006,860 common shares of the Company.

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

16.	Earnings per share:
Basic income per share is calculated using the weighted average number of shares outstanding during the period. The calculation of diluted income per share, is calculated using the "if-converted" method and to the extent the conversion is dilutive, assumes all convertible securities have been converted at the beginning of the period, or at the time of issuance, if later, and any charges or returns on the convertible securities, on an after-tax basis, are removed from net earnings. The after-tax interest on the convertible debentures has been removed from net earnings and the weighted average number of shares has been increased by the number of shares, which would be issued on conversion of the convertible debentures, pro-rated for the number of days in the period the convertible debentures were outstanding. The outstanding convertible debentures, unvested deferred shares, Exchangeable Units, and Commonwealth preferred units, if exercised, would be anti-dilutive to net income per share. Accordingly their potential exercise has been ignored in calculating the diluted net income per share.

The following table reconciles the numerator and denominator of the basic and diluted earnings per share computation:

Net loss:

	Year ended December 31, 2019	Year ended December 31, 2018

Net loss for basic and diluted net loss per share	$(5,359)	$(12,275)

Denominator for basic and diluted net loss per share:

	Year ended December 31, 2019	Year ended December 31, 2018

Weighted average number of shares, including fully vested deferred shares: Basic	53,989,904	50,273,295
Weighted average shares issued if all preferred shares were converted	8,661,804	6,975,227
Weighted average number of shares: Diluted	62,651,708	57,248,522

Net loss per share:

	Year ended December 31, 2019	Year ended December 31, 2018

Basic and diluted	$(0.10)	$(0.24)

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

17.	Revenue:
(a) Rental Revenue:

Rental revenue consists of the following:

	Year ended December 31, 2019	Year ended December 31, 2018

Contractual rental revenue	$75,950	$82,192
Straight-line rent adjustments	8,964	10,831
Amortization of tenant inducements	(158)	—
Property tax recoveries	15,243	14,327
Revenue from services - CAM recoveries (1)	3,199	2,038

	$103,198	$109,388

(1) Represents property services element in accordance with IFRS 15

The Company is scheduled to receive rental income from operators of its seniors housing and care properties under the provisions of long term non-cancellable operating leases, generally with lease terms of 10 to 15 years, with provisions for lease extensions at the option of the tenants. These leases are triple-net and include renewal options and rent escalation clauses.

The Company is also scheduled to receive rental income from tenants of the medical office building portfolio. These leases, generally with lease terms of 5 to 10 years, include provisions for recovery of real estate taxes, insurance and costs associated with common area maintenance ("CAM").

The tenant Symcare operates a portfolio of 15 properties and pays rent pursuant to a master lease. For the year ended December 31, 2019, rental revenue from this tenant comprised approximately 38% (2018 - 32%), of the Company's consolidated rental revenue for the period.

Future minimum rentals to be received as of December 31, 2019 are as follows:

Less than 1 year	$68,545
Between 1 and 5 years	273,684
More than 5 years	579,450

$921,679

Future minimum rentals in the above table attributable to Symcare represent approximately 49% of the total.

(b) Resident rental and related revenue:

	Year ended December 31, 2019	Year ended December 31, 2018

Resident revenue	$16,210	$—
Service revenue (1)	22,257	—

	$38,467	$—

(1) Represents property services element in accordance with IFRS 15

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

18.	Direct property operating expenses:
Direct property operating expenses consist of the following:

	Year ended December 31, 2019			Year ended December 31, 2018
	Owner occupied properties	Medical office buildings	Total	Owner occupied properties	Medical office buildings	Total

Repairs and maintenance	$763	$1,539	$2,302	$—	$744	$744
Utilities	1,163	1,369	2,532	—	829	829
Property management fees	—	574	574	—	380	380
Compensation and benefits	19,226	—	19,226	—	—	—
Other services and supplies	2,562	1,022	3,584	—	642	642
Real estate taxes	715	—	715	—	—	—
Other	3,782	818	4,600	—	531	531

	$28,211	$5,322	$33,533	$—	$3,126	$3,126

19.	Finance costs:
Finance costs consist of the following:

	Year ended December 31, 2019	Year ended December 31, 2018

Interest expense on credit facilities	$22,665	$15,778
Interest expense on mortgages payable	11,922	17,096
Interest expense on convertible debentures	5,249	3,317
Distributions on Exchangeable Units	80	—
Dividends on Commonwealth preferred units	1,475	—
Amortization and accretion expense	3,882	2,819
Interest rate swap receipts	(86)	(1,226)
Write-off of deferred financing costs from refinancing	82	3,708
Amortization of mark-to-market debt adjustments	25	79
Interest income from loans receivable (note 3)	(3,661)	(3,307)

Finance costs from operations	$41,633	$38,264

Allowance for credit losses on loans and interest receivable (note 3)	1,003	11,336
Change in non-controlling interest liability	504	17,927
Change in fair value of financial instruments	9,379	2,325
Change in fair value of contingent consideration	—	10,676

Total finance costs	$52,519	$80,528

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

20.	General and administrative:
General and administrative costs consist of the following:

	Year ended December 31, 2019	Year ended December 31, 2018

Compensation and benefits	$9,067	$6,273
Asset management and administrative fees	499	421
Professional fees	3,090	2,544
Deferred share compensation	2,653	1,283
Other	2,783	2,891

	$18,092	$13,412

For the year ended December 31, 2019, $2,843 (2018 - NIL) of general and administrative costs were incurred at the Commonwealth management company.

21.	Deferred share incentive plan:
On May 25, 2016, the shareholders of the Company voted on and approved a deferred share incentive plan (the "Deferred Share Incentive Plan").
Each director of the Company is given the right to participate in the Deferred Share Incentive Plan. Directors who elect to participate shall receive a portion of their fees earned for service on the Board (the "Elected Amount") in the form of deferred shares in lieu of cash ("Individual Contributed Deferred Shares"). In addition, the Deferred Share Incentive Plan provides that the Company shall match 100% of the elected amount for each director such that the aggregate number of deferred shares issued to each such director annually shall be equal in value to two times the elected amount for such director ("Company Contributed Deferred Shares").
Under the Deferred Share Incentive Plan, deferred shares may be granted from time to time to participants in the Deferred Share Incentive Plan at the discretion of the Board of Directors or the Compensation, Governance and Nominating Committee ("Discretionary Deferred Shares")
Wherever cash dividends are paid on the common shares, additional deferred shares are credited to the participant's account. The number of such additional deferred shares is calculated by multiplying the aggregate number of deferred shares held on the relevant dividend record date by the amount of the dividend paid by the Company on each common share, and dividing the result by the market value of the common shares on the dividend date.
Individual Contributed Deferred Shares vest immediately upon grant. Company Contributed Deferred Shares, which are granted only to directors, generally vest in three equal installments on the first three anniversary dates of the grant.
Discretionary Deferred Shares may also be granted to participants and, where vesting is not specified in connection with the grant, such Discretionary Deferred Shares will vest on the second anniversary of the date of grant.
Additional deferred shares credited to a participant's account in connection with cash dividends vest on the same schedule as their corresponding Deferred Shares and are considered issued on the same date as the deferred shares in respect of which they were credited.
At the meeting of shareholders held on May 16, 2018, shareholders approved an amendment to the Deferred Share Incentive Plan to increase the maximum number of common shares available for issuance under the Deferred Share Incentive Plan to 4,000,000.

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

At December 31, 2019, the number of deferred shares granted and outstanding and vested are as follows:

	Granted/ Outstanding	Fully Vested

As at December 31, 2017	194,564	47,124
Discretionary Deferred Shares granted	178,543	66,548
Individual Contributed Deferred Shares (vested immediately)	36,873	36,873
Company Contributed Deferred Shares	38,363	13,893
Shares forfeited	(872)	(2)
Shares issued upon vesting of deferred shares	(72,192)	(72,192)

As at December 31, 2018	375,279	92,244

Discretionary Deferred Shares granted	621,917	95,526
Individual Contributed Deferred Shares (vested immediately)	41,289	41,289
Company Contributed Deferred Shares	28,995	30,039
Shares forfeited	(18,842)	—
Shares issued upon vesting of deferred shares	(150,912)	(150,912)

As at December 31, 2019	897,726	108,186

For the year ended December 31, 2019, the expense recognized in the consolidated statements of income (loss) and comprehensive income (loss) related to deferred shares was $2,653 (2018 - $1,283). A deferred share liability of $2,597 (2018 - $1,756) is included in other non-current liabilities in the consolidated statements of financial position as at December 31, 2019.

On May 14, 2019, the Company granted 292,825 deferred shares that are considered to be equity settled, as the participants of this grant have waived their rights to receive settlement in cash pursuant to the plan. During the year ended December 31, 2019, the Company amortized $733 of equity settled deferred shares.

The table above includes dividends granted during the year ended December 31, 2019 of 72,585 shares (2018 - 27,767 shares).

22.	Related party transactions:
Related party transactions in addition to those disclosed elsewhere in these consolidated financial statements are as follows:

A member of the Board of Directors has an ownership interest in a marketing firm ("JDA Worldwide"). For the year ended December 31, 2019, the Company incurred $48 (2018 - $307) of marketing costs in the consolidated statements of income (loss) and comprehensive income (loss) related to services performed by JDA Worldwide.

The Company entered into subscription agreements in 2017 and 2018 in respect of the issuance of class A convertible preferred shares to certain funds managed by Magnetar Financial LLC (collectively, "Magnetar"), a significant shareholder of the Company, funded in multiple series. The purpose of the transaction was to raise proceeds to be used for the repayment of debt, general working capital purposes and to fund future acquisitions. The Company issued 7,560,137 preferred shares for aggregate gross proceeds of $71,500.

On June 5, 2019, the Company formed a joint venture, Jaguarundi Ventures, LP, with Magnetar (note 7). The Company contributed 8 properties to a newly formed joint venture and received $23,000 from Magnetar in exchange for a 39.49% interest in the joint venture.

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

On July 23, 2019, the Company entered subscription agreements in respect of the issuance of Class A convertible preferred shares to Magnetar for aggregate proceeds of $14,550. On August 27, 2019 the fourth series funded resulted in the issuance of 1,538,461 Class A Series 4 Preferred Shares.

On July 26, 2019, the Company entered into a credit agreement with Magnetar for a principal amount of $30,000, annual interest rate of 8.5%, and an initial maturity of one year with a one year extension option. On December 5, 2019, the Company repaid $15,000 on the facility.

23.	Income taxes:
The income tax expense (recovery) in the consolidated statements of income (loss) and comprehensive income (loss) differs from that expected by applying the combined federal, provincial and state income tax rates of 26.5% (2018 - 26.5%). The differences for the year ended December 31, 2019 and 2018 are as follows:

	Year ended December 31, 2019	Year ended December 31, 2018

Net loss before income taxes	$(5,426)	$(15,156)

Income tax recovery at Canadian tax rate	(1,438)	(4,016)
Non-deductible expenses	1,443	1,291
Difference in tax rate in foreign jurisdiction	(19)	(152)
Other	(53)	(4)
Income tax recovery	$(67)	$(2,881)

The Company has certain subsidiaries in the United States and Canada that are subject to tax on their taxable income. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below.

	December 31, 2019	December 31, 2018

Deferred tax assets:
Tax losses	$19,756	$18,704
Financing costs	952	1,622
Derivative instruments	2,378	—
Other	2,703	—

	$25,789	$20,326

Deferred tax liabilities:
Investment properties and property, plant and equipment	$30,691	$26,511
Derivative instruments	—	257
Convertible debentures	343	461
Other	1,699	108

Deferred tax liabilities	$32,733	$27,337

Net deferred tax liability	$(6,944)	$(7,011)

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

The gross movement in deferred tax is as follows:

	Year ended December 31, 2019	Year ended December 31, 2018

Deferred tax liability, beginning balance	$7,011	$10,291
Deferred tax recovery	(67)	(2,881)
Deferred tax resulting from business combination	—	1,699
Deferred tax liability charged to equity	—	(2,098)
Deferred tax liability, ending balance	$6,944	$7,011

At December 31, 2019, U.S. subsidiaries had accumulated net operating losses available for carryforward for U.S. income tax purposes of $51,965 (2018 - $51,316). The pre-2019 accumulated net operating losses of $51,316 will expire in 2037. The state net operating losses will expire in 2028. The Company and its Canadian subsidiary have losses in Canada for income tax purposes amounting to $16,915 that expire between 2036 and 2038.

The Company has non-capital losses amounting to $2,129 in Canada at December 31, 2019 (2018 - $2,110) for which no deferred tax asset has been recognized as it is not probable that future taxable profits will be available against which the Company can use the benefits therefrom.

24.	Commitments and contingencies:
Pursuant to the Chesterton lease agreement and satisfaction of certain conditions, the tenant has an option prior to the end of the fifth year of the lease to increase rent to a level supported by certain metrics as identified in the lease agreement. In consideration for the exercise of such option, the Company is required to pay the tenant an amount equal to the capitalized value of the rent increase using a pre-determined capitalization rate.  If such option is exercised, the tenant's rent is also increased by an amount equal to the consideration paid multiplied by the capitalization rate.  The Company has not recorded any balance in the consolidated financial statements associated with this commitment.

There are risks which arise from the joint arrangements, including the willingness of the other partners to contribute or withdraw funds and a change in creditworthiness of the partner. As a result, there may be a requirement by the Company to contribute cash into the operating partnerships.

On December 31, 2018, the Company entered into an operating agreement with Javelina Ventures, LLC in which the Company will share in 5% of the net available cash flows from operations. Concurrently, the Company entered into an agreement to guarantee a total of $5,000 of the mortgages on the properties operated by Javelina Ventures, LLC. The Company will earn an annual guaranty fee of $225 until the loans have been repaid or the guaranty is released. The Company has not recorded any balance in the financial statements associated with this commitment.

On June 5, 2019, the Company entered into agreements to fund future loans to tenants of the Jaguarundi Ventures, LP joint venture. On October 1, 2019, the Company amended the agreements to increase the future loan commitments to the tenants. As at December 31, 2019, the Company is committed to fund an additional $2,402 pursuant to these agreements. The Company has recorded an associated loan commitment liability representing the fair value of these commitments, which were made at interest rates below market value. The Company provides a guarantee on the outstanding mortgage balances of the Jaguarundi Ventures, LP in exchange for a fee equal to 15 basis points on the amount guaranteed.

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

25.	Capital management:

The Company's objectives when managing capital are to ensure sufficient liquidity to pursue its organic growth combined with strategic acquisitions, and to maintain a flexible capital structure that optimizes the cost of capital at acceptable risk and preserves the ability to meet financial obligations.

The capital of the Company consists of mortgages payable, the credit facilities, convertible debentures, Commonwealth preferred unit liability, preferred shares and common shares.

The Company sets the amount of capital in proportion to risk and manages the capital structure and makes adjustments to it in light of changes to economic conditions and the risk characteristics of the underlying assets, as well as with consideration of externally imposed capital requirements. In managing its capital structure, the Company monitors performance throughout the period to ensure working capital requirements are funded from operations, available cash on deposit and available financing. The Company may make changes to its capital structure in order to support the broader corporate strategy or in light of economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust its capital structure, the Company may issue equity or new debt, issue new debt with different characteristics to replace existing debt, or reduce the amount of existing debt.

The real estate industry is capital-intensive by nature. As a result, debt capital is an important aspect in managing the business. In addition, financial leverage is used to enhance terms from purchased real estate. The Company actively monitors debt maturities and available debt financing options.

Under the terms of the Company's credit facilities, the Company is required to meet certain financial and non-financial covenants that are customary for the nature and phase of the Company's current business structure.

26.	Fair value measurement:

The fair value hierarchy of assets and liabilities measured at fair value on a recurring basis in the consolidated statements of financial position is as follows:

	December 31, 2019			December 31, 2018
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3

Derivative asset	$—	$64	$—	$—	$1,722	$—
Investment properties	—	—	969,634	—	—	1,115,530
Loans receivable	—	—	2,368	—	—	2,141
Loan commitment liability	—	979	—	—	—	—
Derivative liability	—	7,966	—	—	651	—
Deferred share liability	—	2,597	—	—	1,756	—

For the assets and liabilities measured at fair value as at December 31, 2019, there were no transfers between Level 1, Level 2 and Level 3 liabilities during the period. For changes in fair value measurements of investment properties included in Level 3 of the fair value hierarchy, refer to note 5 for details. The fair values of the derivative instruments represents estimates at a specific point in time using financial models, based on interest rates that reflect current market conditions, the credit quality of counterparties and interest rate curves. Fair value measurements of derivative instruments were estimated using Level 2 inputs. Fair value of deferred share liability represents the value of the units if converted using the market price of the Company's common shares.

Fair value of financial instruments:

The carrying amounts and fair values of financial instruments as shown in the consolidated statements of financial position are shown in the table below. The table below excludes cash, restricted cash, tenant and other receivables, security deposits

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

and costs related to future acquisitions, income support receivable, escrow deposits held by lenders, accounts payable and accrued liabilities, accrued real estate taxes, construction payable, liabilities to previous owner of Care, escrows collected from tenant, and dividend payable, as the carrying amounts of these assets and liabilities are a reasonable approximation of fair value due to their short term nature. The table also excludes security deposits received from tenants as the carrying amount is a reasonable approximation of fair value.

	December 31, 2019		December 31, 2018
	Carrying Value	Fair Value	Carrying Value	Fair Value

Financial assets:
Loans receivable	$48,902	$48,947	$32,422	$32,361
Derivative instruments	64	64	1,722	1,722
Bond assets	1,071	1,071	—	—
Financial liabilities:
Mortgages payable	275,467	275,083	303,330	306,170
Credit facilities	646,959	651,625	338,140	341,387
Derivative instruments	7,966	7,966	651	651
Convertible debentures	91,049	86,441	89,745	72,500
Commonwealth preferred unit liability	63,654	63,654	—	—
Loan commitment liability	979	979	—	—
Exchangeable Units liability	2,049	2,207	—	—

Fair value represents management's estimates of the fair market value at a given point in time, which may not reflect fair value in the future. These calculations are subjective and require estimation, and cannot be determined with precision. Changes in assumptions could significantly affect the estimates. The following summarizes the significant methods and assumptions used in estimating the fair values of financial instruments reflected in the table above.

(i)	Loans receivable

The fair value of loans receivable is determined by the discounted cash flow method using applicable inputs such as prevailing interest rates, contractual rates and discounts. Fair value measurements of these instruments were estimated using Level 3 inputs. The carrying values of short term loans generally approximate their fair values.

(ii)	Derivative instruments

The fair values of the derivative instruments represents estimates at a specific point in time using financial models, based on interest rates that reflect current market conditions, the credit quality of counterparties and interest rate curves. Fair value measurements of derivative instruments were estimated using Level 2 inputs.

(iii)	Bond assets

The fair value of bond assets is determined by the discounted cash flow method using applicable inputs such as discount rates and fixed payment schedules. Fair value measurements of these instruments were estimated using Level 3 inputs. The carrying values of bond assets approximate their fair values.

(iv)	Mortgages payable and credit facility

The fair values of these instruments are estimates made at a specific point in time, based on relevant market information. These estimates are based on quoted market prices for the same or similar issues or on the current rates offered to the Company for similar financial instruments subject to similar risk and maturities. Fair value measurements of these

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

instruments were estimated using Level 2 inputs. The carrying values of short-term and variable rate debt generally approximate their fair values.

(v)	Convertible debentures

The Company determined the fair value of the convertible debentures using quoted market prices which are considered Level 1 inputs.

(vi)	Commonwealth preferred unit liability

The fair value of the Commonwealth preferred unit liability is determined by the discounted cash flow method using applicable inputs such as market interest rates and contractual rates. Fair value measurements of these instruments were estimated using Level 3 inputs.

(vii)	Loan commitment liability

The fair value of the loan commitment liability is determined by the discounted cash flow method using applicable inputs such as market interest rates and contractual rates. Fair value measurements of these instruments were estimated using Level 3 inputs.

(viii) Exchangeable Unit liability

The Company determined the fair value of the Exchangeable Unit liability using quoted market prices of the Company's common shares which are considered Level 2 inputs.

27. Financial risk management:

The Company's activities expose it to a variety of financial risks: market risk (including foreign currency risk and interest rate risk), credit risk and liquidity risk. The Company's overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Company's financial performance.

Risk management is carried out by senior management under guidelines approved by the Board of Directors. There have been no significant changes in the Company's risk management policies and strategies since December 31, 2018.

(i)	Market risk

Foreign currency risk:

Foreign exchange risk is the risk that the fair value or future cash flows of an exposure will fluctuate because of changes in foreign exchange rates. A portion of the Company's operations are located in Canada, resulting in the Company being subject to foreign currency fluctuations which may impact its financial position and results. In order to mitigate the risk, the Company's borrowings on Canadian assets are also denominated in Canadian dollars to act as a natural hedge. In addition, Canadian dollar revenue was predominantly naturally hedged by Canadian dollar expenditures such as corporate professional fees, interest expense and administrative expenditures.

Interest rate risk:

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is not exposed to interest rate risk on loans receivable because all of the loans earn interest at fixed rates.

The Company is exposed to interest rate risk on the credit facilities and certain mortgages payable, which bear interest at variable rates. To manage interest rate risk, the Company entered into swap agreements which effectively fixes interest on a portion of its variable rate debt. It may also enter into additional derivative financial instruments from time to time to mitigate interest rate risk. At December 31, 2019, 85.0% of our interest was of fixed rate, including the

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

impact of in-place swaps. To limit exposure to the risk of higher interest rates at renewal, the Company spreads the maturities of its fixed-rate, long-term debt over time.

The Company's remaining financial instruments have no exposure to interest rate risk due to their short-term nature.

At December 31, 2019, the Company's interest-bearing financial instruments were as follows:

	Carrying Amount
	December 31, 2019	December 31, 2018

Fixed-rate financial liabilities	$860,650	$601,435

Variable-rate financial liabilities	$152,825	$129,780

As at December 31, 2019, an increase/decrease of 100-basis-points in interest rates, assuming all other variables are constant, would result in a $1,537 (2018 - $1,312) change in the Company's finance costs over the next twelve months.

(ii)	Credit risk:

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the Company by failing to discharge its obligations. The Company is exposed to credit risk on all financial assets and its exposure is generally limited to the carrying amount on the consolidated statement of financial position. The Company is exposed to credit risk arising from the possibility that a borrower may be unable to fulfill their contractual obligations. In the event that borrowers are not able to meet commitments, the Company could suffer a loss of either interest or principal or both. The Company actively manages its affairs to minimize its credit risk through careful selection and assessment of its credit parties and collateral based on knowledge obtained through means such as due diligence carried out in respect of leasing transactions to new operators. The Company also manages credit risk related to its cash balances by selection of reputable banking institutions.

(iii)	Liquidity risk:

The Company is subject to the liquidity risk that it will not be able to meet its financial obligations as they come due. Although a portion of the cash flow generated by the investment properties is devoted to servicing outstanding debt and the convertible debentures, there can be no assurance that the Company will continue to generate sufficient cash flow from operations to meet interest payments and principal repayment obligations upon an applicable maturity date. If the Company is unable to meet principal or interest repayment obligations, it could be required to renegotiate such payments, issue additional equity or debt, or obtain other financing. The failure to make or renegotiate interest or principal payments, issue additional equity or debt, or obtain other financing could have a material adverse effect on the Company's financial condition and results of operations. The Company manages its liquidity risk through cash and debt management. The Company plans to address scheduled interest payments through operating cash flows and significant principal maturities through a combination of debt and equity financing.

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

The following are the contractual maturities of the Company's financial liabilities as at December 31, 2019, including expected interest payments where applicable:

	Total	2020	2021	2022	2023	2024	Thereafter

Credit facilities principal	$651,625	$15,000	$—	$173,750	$286,875	$176,000	$—
Credit facilities interest	105,261	27,878	27,078	26,827	16,701	6,777	—
Mortgages payable principal	275,083	36,175	23,357	32,987	46,322	24,140	112,102
Mortgages payable interest	75,061	11,228	10,527	8,998	7,767	5,183	31,358
Convertible debentures principal	94,975	—	—	44,975	50,000	—	—
Convertible debentures interest	17,622	5,249	5,249	4,124	3,000	—	—
Commonwealth preferred unit liability principal (1)	65,680	—	—	—	—	65,680	—
Commonwealth preferred unit liability interest	20,982	4,257	4,293	4,293	4,459	3,680	—
Accounts payable and accrued liabilities	18,885	18,885	—	—	—	—	—
Accrued real estate taxes	13,066	13,066	—	—	—	—	—
Dividends payable	3,354	3,354	—	—	—	—	—
Other current liabilities	3,015	3,015	—	—	—	—	—
Other non-current liabilities	16,736	3,052	1,299	763	488	386	10,748
Loan commitments	2,402	2,022	380	—	—	—	—

Total Commitments	$1,363,747	$143,181	$72,183	$296,717	$415,612	$281,846	$154,208

(1) The liability has no stated maturity date. It is the Company's expectation that the liability will be repaid in 2024.

28. Key management personnel compensation:

The remuneration of key management personnel of the Company for years ended December 31, 2019 and 2018 is set forth in the table below.

	Year ended December 31, 2019	Year ended December 31, 2018

Officers and directors compensation	$2,684	$2,510
Share based compensation	2,490	987

	$5,174	$3,497

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

29. Segments:

The Company’s current portfolio includes investments in assisted living, independent living, memory care, transitional care, long-term care, and medical office properties. The Company's senior housing and care investments in assisted living, independent living, memory care, transitional care and long-term care share similar characteristics and are generally leased to operators on a long-term, triple-net lease basis. In some instances the Company has an interest in both the property and operations in joint ventures and joint arrangements with the operating partner at the facility. The Company considers these investments to be one reportable operating segment. The Company has investments in 15 medical office buildings ("Medical office buildings"). This multi-tenant medical office portfolio has different characteristics that are evaluated by management, and is considered to be a separate reportable operating segment. Through the acquisition of Commonwealth and the transition of the Greenfield assets, the Company has investments in 33 properties and a management company that operates 30 of those properties ("Owner occupied property"). Management considers this another reportable operating segment.

The following tables show net income (loss) by reportable segment for the years ended December 31, 2019 and 2018:

	Year ended December 31, 2019
	Seniors housing and care investment properties	Owner occupied properties	Medical office buildings	Corporate/other	Total

Rental revenue	$89,944	$—	$13,254	$—	$103,198
Resident rental and related revenue	—	38,467	—	—	38,467
Lease revenue from joint ventures	3,024	—	—	—	3,024
Other income	14	874	1,792	1,038	3,718
Direct property operating expenses	—	(28,211)	(5,322)	—	(33,533)
Depreciation and amortization expense	—	(14,349)	—	(91)	(14,440)
Finance cost from operations	(28,793)	(5,836)	(4,066)	(2,938)	(41,633)
Real estate tax expense	(13,637)	—	(2,207)	—	(15,844)
General and administrative expenses	(423)	(2,840)	(535)	(14,294)	(18,092)
Transaction costs for business combination	—	—	—	(5,898)	(5,898)
Diligence costs for transactions not pursued	—	—	—	(633)	(633)
Allowance for credit losses on loans and interest receivable	(55)	—	—	(948)	(1,003)
Changes in non-controlling interest liability	(378)	(126)	—	—	(504)
Change in fair value of investment properties - IFRIC 21	(29)	—	—	—	(29)
Change in fair value of investment properties	(1,179)	—	(4,867)	—	(6,046)
Change in fair value of financial instruments	(1,040)	(840)	(127)	(7,372)	(9,379)
Loss from joint ventures	(6,799)	—	—	—	(6,799)
Income tax recovery	—	—	—	67	67

Net income (loss)	$40,649	$(12,861)	$(2,078)	$(31,069)	$(5,359)

Expenditures for non-current assets:
Acquisition of properties	$89,421	$347,870	$—	$—	$437,291
Capital additions	7,546	1,275	1,576	—	10,397

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

	Year ended December 31, 2018
	Seniors housing and care investment properties	Medical office buildings	Corporate/other	Total

Rental revenue	$100,166	$9,222	$—	109,388
Lease revenue from joint ventures	2,991	—	—	2,991
Other income	37	1,297	214	1,548
Direct property operating expenses	—	(3,126)	—	(3,126)
Finance cost from operations	(34,442)	(2,770)	(1,052)	(38,264)
Real estate tax expense	(10,864)	(932)	—	(11,796)
General and administrative expenses	(547)	(342)	(12,523)	(13,412)
Transaction costs for business combination	—	—	(6,444)	(6,444)
Diligence costs for transactions not pursued	—	—	(2,041)	(2,041)
Allowance for credit losses on loans and interest receivable	—	—	(11,336)	(11,336)
Changes in non-controlling interest liability	(17,927)	—	—	(17,927)
Change in fair value of investment properties - IFRIC 21	(2,409)	(392)	—	(2,801)
Change in fair value of investment properties	(14,917)	532	—	(14,385)
Change in fair value of financial instruments	(1,823)	(126)	(376)	(2,325)
Change in value of contingent consideration	(10,676)	—	—	(10,676)
Income from joint ventures	5,450	—	—	5,450
Income tax recovery	—	—	2,881	2,881

Net income (loss)	$15,039	$3,363	$(30,677)	$(12,275)

Expenditures for non-current assets:
Acquisition of properties	$317,231	$145,049	$—	$462,280
Capital additions	13,598	—	—	13,598

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

The following tables show assets and liabilities by reportable segment as at December 31, 2019 and 2018:

	As at December 31, 2019
	Seniors housing and care investment properties	Owner occupied properties	Medical office buildings	Corporate/other	Total
Investment properties	$828,150	$—	$141,484	$—	$969,634
Property, plant and equipment, net	—	456,936	—	3,006	459,942
Investment in joint ventures	99,321	—	—	—	99,321
Loans receivable	8,247	—	—	40,655	48,902
Other assets	19,653	24,381	1,726	7,179	52,939
Total assets	$955,371	$481,317	$143,210	$50,840	$1,630,738

Mortgages payable	$151,279	$124,188	$—	$—	$275,467
Credit facilities	386,778	174,230	85,951	—	646,959
Convertible debentures	—	—	—	91,049	91,049
Commonwealth preferred unit liability	—	63,654	—	—	63,654
Non-controlling interest liability	3,376	123	—	—	3,499
Other liabilities	25,875	12,839	2,465	28,787	69,966
Total liabilities	$567,308	$375,034	$88,416	$119,836	$1,150,594

	As at December 31, 2018
	Seniors housing and care investment properties	Medical office buildings	Corporate/other	Total
Investment properties	$975,914	$139,616	$—	$1,115,530
Investment in joint ventures	84,658	—	—	84,658
Loans receivable	—	—	32,422	32,422
Other assets	22,637	1,790	26,922	51,349
Total assets	$1,083,209	$141,406	$59,344	$1,283,959

Liability to previous owner of Care	$9,676	$—	$—	$9,676
Mortgages payable	303,330	—	—	303,330
Credit facilities	255,561	82,579	—	338,140
Convertible debentures	—	—	89,745	89,745
Non-controlling interest liability	2,947	—	—	2,947
Other liabilities	26,465	1,458	18,730	46,653
Total liabilities	$597,979	$84,037	$108,475	$790,491

In measuring performance, the Company does not distinguish or group its properties on a geographical basis. Management has applied judgment by aggregating its properties into three reportable segments for disclosure purposes. The Company's Chief Executive Officer is the chief decision maker and regularly reviews performance on an individual property basis and on the basis of the Company's reportable operating segments.

INVESQUE INC.
Notes to Consolidated Financial Statements (Unaudited)
(Expressed in thousands of U.S. dollars unless otherwise noted, except share and per share amounts)
Years ended December 31, 2019 and 2018

At December 31, 2019, $1,371,173 of the Company's non-current assets, excluding financial instruments, are located in the United States (2018 - $1,051,527) and $162,283 are located in Canada (2018 - $150,168). During the year ended December 31, 2019, the Company generated $133,104 (2018 - $103,080), of its revenues, excluding other income, from properties located in the United States and $11,585 (2018 - $9,299) of its revenues from properties located in Canada.